EXECUTION COPY

ASSET PURCHASE AGREEMENT

dated as of July 23, 2012,

by and between

PRECISION BIOLOGICS, INC.,

as Purchaser,

and

NEOGENIX ONCOLOGY, INC.,

as Seller

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ARTICLE VI COVENANTS OF SELLER		24
6.1	Access and Right of Inspection	24
6.2	Conduct of the Business Pending the Closing	24
6.3	Commercially Reasonable Efforts	26
6.4	Bankruptcy Provisions.	26
6.5	Further Assurances	27
6.6	Confidentiality	27
6.7	Required Permits	28
6.8	Disclosure Schedules and Supplements	28
6.9	Non-Assignment of Contracts	28

ARTICLE VII COVENANTS OF PURCHASER		28
7.1	Required Permits	28
7.2	Reserve for Shares; Capitalization.	29
7.3	Information Regarding Financing.	29
7.4	Retention of Files and Records.	29
7.5	Further Assurances	29
7.6	Personally Identifiable Information	29

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER		30
8.1	Representations and Warranties; Covenants	30
8.2	Sale Order	30
8.3	Consents	30
8.4	Financing	30
8.5	Approvals	30
8.6	Litigation	31
8.7	Key Employees	31
8.8	Seller’s Deliveries	31
8.9	Debt Liens	31
8.10	Title to Acquired Assets	31
8.11	Cure Costs	31

ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER		31
9.1	Representations and Warranties; Covenants	31
9.2	Approvals	32
9.3	Sale Order	32
9.4	Payment	32
9.5	Assumption and Assignment	32
9.6	Litigation	32
9.7	Purchaser’s Deliveries	32

ARTICLE X CLOSING		32
10.1	Closing Date	32
10.2	Deliveries by Seller	32
10.3	Deliveries by Purchaser	33

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ARTICLE XI TERMINATION; TERMINATION PAYMENT		34
11.1	Termination	34
11.2	Effect of Termination	34
11.3	DIP Credit Agreement	35
11.4	Termination Payment	35

ARTICLE XII ADDITIONAL COVENANTS		35
12.1	Employees	35
12.2	Intellectual Property	35
12.3	Filing of Tax Returns	35
12.4	Transaction Taxes	35
12.5	Tax Prorations for Periodic Taxes	35
12.6	Release	36
12.7	Post Confirmation Payment	36
12.8	Payment of Cure Costs and Other Owed Amounts.	36

ARTICLE XIII INDEMNIFICATION		36
13.1	Survival of Representations, Warranties, Covenants and Agreements	36
13.2	Indemnification	37
13.3	Limitations on Liability	37
13.4	Defense of Claims	38
13.5	Indemnification Procedures	40

ARTICLE XIV MISCELLANEOUS		40
14.1	Fees and Expenses	40
14.2	Amendment	40
14.3	Notices	40
14.4	Waivers	42
14.5	Counterparts and Execution	42
14.6	Headings	42
14.7	APPLICABLE LAW AND JURISDICTION.	42
14.8	Binding Nature; Assignment	43
14.9	No Third Party Beneficiaries	43
14.10	Construction	43
14.11	Public Announcements	43
14.12	Entire Understanding	43
14.13	Severability	43
14.14	Access to Records after Closing	44
14.15	Casualty	44

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EXECUTION COPY

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is dated July 23, 2012 (the “Execution Date”), by and between Precision Biologics, Inc., a Delaware corporation (“Purchaser”) and Neogenix Oncology, Inc., a Maryland corporation (“Seller”).

RECITALS

Seller is a clinical stage, biotechnology company focused on developing novel therapeutic and diagnostic products for the treatment and detection of cancer (the “Business”). Seller will file, as a debtor in possession, a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Maryland (Greenbelt Division). Prior to the date hereof, Seller has been engaged in an active effort to sell the Acquired Assets (defined below). Subject to and upon the terms and conditions herein, Purchaser desires to purchase, and Seller desires to sell, all of the Acquired Assets. The transactions contemplated by this Agreement are subject to the approval of the Bankruptcy Court (as defined below) and will be consummated only pursuant to the Sale Order (as defined below). Seller and Purchaser have negotiated in good faith and at arm’s-length for the purchase and sale of substantially all of the assets of Seller’s Business, the assumption of certain liabilities associated therewith, and for certain bid protections in connection therewith, subject to and upon the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual covenants, agreements, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to be bound as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

1.1           Definitions. Unless otherwise defined herein, capitalized terms used herein will have the meanings set forth below:

“Acquired Assets” has the meaning set forth in Section 2.1 hereof.

“Acquired Contracts” means the Leases and other agreements with Third Parties, including without limitation agreements with Third Parties related to the Business or the other Acquired Assets, including the agreements that are listed on Schedule 4.6(a), but does not include (i) those Leases and agreements excluded from the Acquired Assets pursuant to Section 2.2 and (ii) any agreements that are Excluded Assets or related to Excluded Assets.

“Acquisition Proposal” means a proposal or proposals relating to any acquisition, purchase, merger, recapitalization or other similar transaction or series of transactions with or involving any securities or other interests in substantially all of the Acquired Assets.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or use the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Asset Purchase Agreement, including all Schedules hereto, as the same may be amended from time to time in accordance with its terms.

“Allocation” has the meaning set forth in Section 3.2 hereof.

“Alternative Transaction” means any transaction or series of related transactions (other than pursuant to this Agreement), pursuant to which the Seller (i) accepts a Qualified Bid, other than that of Purchaser, as the highest or best offer, (ii) sells, transfers, leases or otherwise disposes of, directly or indirectly, including through an acquisition, asset sale, stock sale, purchase, merger, reorganization, recapitalization or other similar transaction with or involving any securities or other interests in the Acquired Assets, including, but not limited to a stand-alone plan of reorganization or refinancing, of all or substantially all of the Acquired Assets (or agrees to any of the foregoing) in a transaction or series of transactions to a party or parties other than the Purchaser, or seeks to do any of the foregoing.

“Ancillary Documents” has the meaning set forth in Section 14.7 hereof.

“Assignment and Assumption” has the meaning set forth in Section 10.2(c) hereof.

“Assumed Liabilities” has the meaning set forth in Section 2.3 hereof.

“Auction” means the bankruptcy auction sale of Seller’s assets, under the jurisdiction of the Bankruptcy Court.

“Auction Deadline” has the meaning set forth in Section 6.4(a) hereof.

“Avoidance Action” has the meaning set forth in Section 2.2 hereof.

“Back-up Bid(s)” has the meaning set forth in Section 6.4(a) hereof.

“Bankruptcy Code” has the meaning set forth in the Recitals hereto.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Maryland (Greenbelt Division), or such other court of the United States having jurisdiction over Seller and its assets from time to time.

“Baseline Bid” has the meaning set forth in Section 6.4(a) hereof.

“Bill of Sale” has the meaning set forth in Section 10.2(b) hereof.

“Breakup Fee” has the meaning set forth in Section 11.4 hereof.

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“Bridge Loan Agreement” means that certain Bridge Loan Agreement, dated as of July 19, 2012, by and between the Seller, as borrower, and Purchaser, as lender.

“Business” has the meaning set forth in the Recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or legal holiday for commercial banking institutions in Maryland.

“Casualty” means the meaning set forth in Section 14.16 hereof.

“Chapter 11 Case” means the case to be commenced by Seller (sometimes referred to herein as the “Debtor”), under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

“Claim” means all rights, claims, causes of action, defenses, debts, demands, damages, offset rights, setoff rights, recoupment rights, obligations and liabilities of any kind or nature under contract, at law or in equity, known or unknown, contingent or matured, liquidated or unliquidated, and all rights and remedies with respect thereto; “Claim” also includes any meaning ascribed by Bankruptcy Code Section 101(5).

“Claim Notice” has the meaning set forth in Section 13.5 hereof.

“Claim Dispute Notice” has the meaning set forth in Section 13.5 hereof.

“Closing Date” will have the meaning set forth in Section 10.1 hereof.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Owned Intellectual Property” means all Intellectual Property owned by Seller or any Affiliate thereof and used or held for use in connection with the Acquired Assets.

“Company Used Intellectual Property” means all Intellectual Property owned or controlled by a Third Party and used in connection with the Acquired Assets.

“Confidential Information” means any information that is not generally known to the public or in the biotechnology industry and that is or has been used, developed or obtained by Seller and its Affiliates to the extent it relates to the Acquired Assets including, without limitation, (i) products or services, (ii) fees, costs and pricing structures, (iii) designs and specifications, (iv) analyses, (v) drawings, photographs and reports, (vi) computer software, including, without limitation, electronic mail, operating systems, applications and program listings, (vii) flow charts, transaction summaries and models, manuals and documentation, (viii) databases, (ix) financial reports, investment summaries, and accounting and business methods, (x) ideas, formulas, compositions, inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) customers and clients and customer, contact or client lists and other marketing data or plans, (xii) know-how, (xiii) manufacturing and production processes and techniques, (xiv) research and development information, (xv) files and records, and (xvi) all similar and related information in whatever form, except that Confidential Information will not include any information that has been published in a form generally available to the public, other than as a result of a disclosure by the parties hereto or their respective representatives.

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“Contingent Cash” has the meaning set forth in Section 3.1 hereof

“Contract” means any agreement, contract, commitment or other binding arrangement or understanding related to the Business, whether written or oral, to which Seller is a party and which can be assumed and assigned pursuant to section 365 of the Bankruptcy Code.

“Copyrights” means all copyrights, including without limitation copyrights in Software and in the content contained on any Web site, and registrations and applications for any of the foregoing, and rights to sue for past Infringement thereof.

“Cure Costs” means, to the extent that any Acquired Contract is subject to a cure (pursuant to section 365 of the Bankruptcy Code and described in the Sale Order or any Order of the Bankruptcy Court relating to such cure Liability), the aggregate amount of such cure.

“Debt Liens” has the meaning set forth in Section 4.13 hereof.

“Debtor” has the meaning set forth in the definition of “Chapter 11 Case.”

“DIP Credit Agreement” means that certain Post-Petition Loan and Security Agreement, of even date herewith, by and between Seller, as debtor-in-possession in the Chapter 11 Case, and Purchaser as lender, subject to the approval of the Bankruptcy Court.

“Dollars” or “$” means dollars of the United States of America.

“Domain Names” has the meaning set forth in 15 U.S.C. § 1127.

“Employee” means each active employee, full-time or part-time, of Seller who, as of the date of this Agreement, is determined by Seller to have performed (during the 12-month period immediately preceding the date of this Agreement (or the period of the employee’s employment with Seller, if less)) substantially all of such employee’s services in connection with or for the benefit of the Business.

“Employee Benefit Plan” means:

(a)          any employee benefit plan within the meaning of Section 3(2) of ERISA,

(b)          any employee welfare plan defined in Section 3(1) of ERISA; and

(c)          any other profit-sharing, stock bonus, deferred compensation, incentive compensation, bonus, commission, stock option, stock purchase, severance pay, change in control, termination, employment, unemployment benefit, vacation pay, savings, dependent care, scholarship, accident, disability, weekly income, salary continuation or other compensation or fringe benefit plan, program, agreement or arrangement (including any employment, severance, change in control or similar agreement relating to a sale of the Business), in each case, that is maintained, administered, or contributed to (or with respect to which any obligation to contribute has been undertaken) by Seller or any ERISA Affiliate and that covers any current or former employee, director, or consultant of Seller (or their dependents, spouses or beneficiaries).

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“Encumbrance” means any mortgage, pledge, lien (statutory or otherwise), security interest, easement, right of way, covenant, claim, restriction, right, option, conditional sale or other title retention agreement, charge or encumbrance of any kind or nature, including actions in rem and lis pendens in respect of any Acquired Assets.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-to-Know Act, the Water Pollution Control Act, the Air Pollution Control Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act as well as all other federal, state or local laws, regulations or requirements, or such portions thereof, that are similar to the above-referenced laws or that otherwise govern chemicals, products, materials or wastes that pose risks to the environment, including, without limitation, laws relating to Releases or threatened Releases of Materials of Environmental Concern into the indoor or outdoor environment (including, without limitation, ambient air, surface water, ground water and surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Materials of Environmental Concern, and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern, and all laws relating to endangered or threatened species of fish, wildlife and plants, whether now existing or hereafter enacted or promulgated.

“Equipment” has the meaning set forth in Section 2.1(c) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations issued thereunder.

“ERISA Affiliate” means any entity that with the subject Person is:

(a)          a member of a controlled group of corporations within the meaning of Section 414(b) of the Code;

(b)          a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code;

(c)          a member of an affiliated service group within the meaning of Section 414(m) of the Code; or

(d)          a member of a group of organizations required to be aggregated under Section 414(o) of the Code.

“Excluded Assets” has the meaning set forth in Section 2.2 hereof.

“Excluded Liabilities” has the meaning set forth in Section 2.4 hereof.

“Execution Date” has the meaning set forth in recitals hereto.

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“Existing Claims” has the meaning set forth in Section 2.2(d) hereof.

“Expiration Date” has the meaning set forth in Section 13.1 hereof.

“Files and Records” has the meaning set forth in Section 2.1(d) hereof.

“Final Order” means an order of the Bankruptcy Court (i) as to which the time to appeal (other than the time to appeal pursuant to Rule 60 of the Federal Rules of Civil Procedure) will have expired and as to which no appeal will then be pending, or (ii) if an appeal will have been filed or sought (except an appeal under Rule 60 of the Federal Rules of Civil Procedure), either (A) no stay of the order will be in effect or (B) if such a stay will have been granted by the Bankruptcy Court, then (1) the stay will have been dissolved or (2) an order of the district court having jurisdiction to hear such appeal will have affirmed the order and the time allowed to appeal from such affirmance or to seek review or rehearing thereof will have expired and the taking or granting of any further hearing, appeal or petition for certiorari will not be permissible, and if a timely appeal of such district court order or timely motion to seek review or rehearing of such order will have been made, any court of appeals having jurisdiction to hear such appeal or motion (or any subsequent appeal or motion to seek review or rehearing) will have affirmed the district court’s (or lower appellate court’s) order upholding the order of the Bankruptcy Court and the time allowed to appeal from such affirmance or to seek review or rehearing thereof will have expired and the taking or granting of any further hearing, appeal or petition for certiorari will not be permissible.

“Financing” has the meaning set forth in Section 5.4 hereof.

“Governmental Entity” means any “governmental unit”, as defined in section 101(27) of the Bankruptcy Code.

“Indemnifiable Losses” has the meaning set forth in Section 13.2 hereof.

“Indemnification Cap” means Ten Million Dollars ($10,000,000).

“Indemnification Threshold” has the meaning set forth in Section 13.3 hereof.

“Indemnifying Party” has the meaning set forth in 13.3 hereof.

“Indemnitee” has the meaning set forth in Section 13.3 hereof.

“Infringement” means an assertion that a given item infringes, misappropriates, dilutes (with respect to Trademarks), unfairly competes with, constitutes unauthorized use of or otherwise violates the Intellectual Property rights of any Person.

“Intellectual Property” means all Copyrights, Patents, Trademarks, Domain Names, Trade Secrets and other similar intangible assets.

“Interests” has the meaning set forth in the definition of “Sale Order”.

“Inventory” has the meaning set forth in Section 2.1(b) hereof.

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“IP Agreements” means all agreements (including without limitation outstanding decrees, orders, judgments, settlement agreements, or stipulations) to which Seller is a party which contain provisions (a) granting to any Person rights in Company Owned Intellectual Property or Company Used Intellectual Property; (b) granting to Seller or any Subsidiary thereof any rights in Company Used Intellectual Property; (c) consenting to another Person’s use of Company Owned Intellectual Property or Company Used Intellectual Property, or covenanting not to sue any Person for Infringement of any such Intellectual Property; or (d) restricting Seller’s or any of its Affiliates’ use of Company Owned Intellectual Property or any Company Used Intellectual Property.

“Law” means any federal, state, provincial, local or foreign law, statute, rule, regulation or ordinance of any Governmental Entity.

“Leases” means all leases or subleases pursuant to which Seller holds a valid leasehold or subleasehold estate in real property, other than any such leases or subleases that are Excluded Assets.

“Liability” means any debt, liability, claim, Lien, expense, commitment, responsibility or obligation, whether accrued or not, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated.

“Lien” means any lien (statutory or otherwise), assessment, charge, mortgage, option, security interest, restriction, pledge, easement, right of way, covenant, claim, restriction, right, conditional sale or other title retention agreement, or other encumbrance of any kind or nature.

“Liquidating Trustee” means [any liquidating trustee, or Person having a similar function, in the Chapter 11 Case].

“Litigation Financing” has the meaning set forth in Section 3.1(f ) hereof.

“Litigation Share” has the meaning set forth in Section 3.1(f) hereof.

“Material Adverse Effect” means a state of facts, event, change or effect with respect to the Business, the Acquired Assets, the Assumed Liabilities or the enforceability of any Acquired Contract that results in a material adverse effect on the value of the Acquired Assets or the Business, taken as a whole, but excludes (i) general changes in the U.S. economy, (ii) general changes in the industries or markets in which Seller operates the Business or (iii) war, major armed conflicts, national emergencies and acts of terrorism; provided, however, that for purposes of the definition of “Permitted Encumbrances”, “Material Adverse Effect” will be measured with respect to the asset encumbered by the particular Permitted Encumbrance.

“Material Consents” has the meaning set forth in Section 4.3 hereof.

“Materials of Environmental Concern” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

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“Order” means any writ, judgment, decree, injunction or similar order, writ, ruling, directive or other requirement of any Governmental Entity (in each such case whether preliminary or final).

“Outside Sale Date” means September 28, 2012.

“Patents” means all patents and industrial designs, including without limitation any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing, and rights to sue for past Infringement thereof.

“Permits” has the meaning set forth in Section 2.1(e) hereof.

“Permitted Encumbrances” means (a) any Lien for Taxes not yet due or payable or being contested in good faith by appropriate proceedings, (b) statutory or mechanics’, landlords’, warehousemen’s, suppliers’, materialmen’s, carriers’, workmen’s, repairmen’s liens and other like Liens imposed by law arising or incurred in the ordinary course of business consistent with past practice with respect to amounts not yet due (provided that such amounts arising or accruing prior to the Closing remain Excluded Liabilities) and which do not and would not, individually or in the aggregate, have a Material Adverse Effect, (c) any laws, rules, regulations, statutes or ordinances affecting the Business and which do not, individually or in the aggregate, have a Material Adverse Effect, (d) as to any Lease, (i) taxes and assessments which are a lien and not yet due and payable and (j) any Encumbrances identified on Schedule 1.1, provided, however, that any such Encumbrance which is not identified as a recorded instrument will not constitute a Permitted Encumbrance if such Encumbrance materially affects the use or value of the affected Property.

“Person” means any corporation, partnership, joint venture, limited liability company, organization, entity, authority or natural person.

“Petition Date” has the meaning set forth in the definition of “Chapter 11 Case.”

“Proration Period” has the meaning set forth in Section 12.5 hereof.

“Purchase Price” has the meaning set forth in Section 3.1 hereof.

“Purchaser” has the meaning set forth in the Recitals hereto.

“Purchaser Released Parties” has the meaning set forth in Section 12.7 hereof.

“Purchaser’s Ancillary Documents” has the meaning set forth in Section 5.2 hereof.

“Purchaser’s Periodic Tax Amount” has the meaning set forth in Section 12.5 hereof.

“Qualified Bid” means competing bids pre-qualified for the Auction in accordance with the Bankruptcy Court’s Sale and Bidding Procedures Order.

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“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

“Released Claims” means any and all rights (including but not limited to rights of setoff and recoupment), Claims (including but not limited to claims for attorneys fees), defenses and causes of action of any kind or nature, Seller had or has against Purchaser and its Affiliates and any of their directors or officers, including but not limited to any and all rights, Claims, defenses and causes of action arising under the DIP Credit Agreement, the Bankruptcy Code, federal, state, municipal or local law, statute, regulation or rule, at law or in equity, except for Seller’s claims and defenses against Purchaser, if any, arising under or out of this Agreement or any Ancillary Document.

“Required Permits” has the meaning set forth in Section 4.7 hereof.

“Rights” has the meaning set forth in Section 3.1 hereof.

“Sale and Bidding Procedures Order” means the order of the Bankruptcy Court, in form and substance reasonably satisfactory to Purchaser and Seller, to be entered by the Bankruptcy Court pursuant to section 363 of the Bankruptcy Code providing for the procedures for the auction and sale of the Acquired Assets by Seller, including the procedures for the submission of bids and bid process.

“Sale Order” means the order of the Bankruptcy Court, in form and substance reasonably satisfactory to Purchaser and Seller, to be entered by the Bankruptcy Court pursuant to sections 105, 363 and 365, and to the extent possible section 1146(c), of the Bankruptcy Code providing for, among other things, (i) the approval of this Agreement and the transactions contemplated hereby, (ii) the approval of the sale of the Acquired Assets to Purchaser free and clear of all security interests, Liens, Claims, restrictions, equities and Encumbrances of any nature (collectively, “Interests”), except for the Permitted Encumbrances, to the maximum extent permitted by Section 363 of the Bankruptcy Code, (iii) findings that Purchaser is a good faith purchaser entitled to the protections of section 363(m) of the Bankruptcy Code, and (iv) the allowed cure amounts with respect to the Acquired Contracts.

“Schedules” means the schedules hereto.

“Seller” has the meaning set forth in the Recitals hereto.

“Seller’s Ancillary Documents” has the meaning set forth in Section 4.2 hereof.

“Seller’s Benefit Plans” has the meaning set forth in Section 4.9 hereof.

“Seller’s Deposits” has the meaning set forth in Section 2.1(j).

“Services Agreement” has the meaning set forth in Section 5.7 hereof.

“Shares” has the meaning set forth in Section 3.1 hereof.

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“Software” means all computer programs (whether in source code or object code form), databases, compilations and data, and all documentation related to any of the foregoing.

“Stock” has the meaning set forth in Section 3.1 hereof.

"Stockholders' Agreement" has the meaning set forth in Section 3.1 hereof.

“Subsidiary” has, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

“Successful Bid” has the meaning set forth in Section 6.4(a) hereof.

“Tax” and “Taxes” means all taxes, however denominated, including any federal, state, provincial, local, foreign, income, alternative or minimum, business and occupation, gross receipts, disability, unemployment compensation, social security, sales, use, ad valorem, value-added, transfer, franchise, profits, withholding, wage, payroll, employment, excise, stamp, real and personal property, environmental or other tax, together with all interest, penalties and additions with respect thereto.

“Tax Returns” means all report, return, information return, filing or other information, including any attachments, exhibits or schedules thereto or amendments to the any of the foregoing required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes).

“Third Party” means any Person and/or group of Persons other than Seller, Purchaser or any of their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 13.4 hereof.

“Trademarks” means trademarks, trade names, service marks, designs, logos, emblems, signs or insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the registrations and applications for registrations pertaining to any of the foregoing, any derivations of any of the foregoing, all goodwill associated therewith, and rights to sue for past Infringement thereof.

“Trade Secrets” means all trade secrets (as defined under applicable law) including without limitation trade secrets of the following nature: financing and marketing information, technology, know-how, inventions, proprietary processes, formulae, algorithms, models and methodologies, and rights to sue for past Infringement thereof.

“Transaction Taxes” has the meaning set forth in Section 12.4 hereof.

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“WARN Act” has the meaning set forth in Section 6.5 hereof.

1.2           Rules of Construction. Unless the context otherwise clearly indicates, in this Agreement:

(a)          the singular includes the plural;

(b)          “include”, “includes” or “including” are not limiting;

(c)          “may not” is prohibitive and not permissive;

(d)          “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified;

(e)          a reference to any party to this Agreement or any other agreement or document includes such party’s successor and permitted assigns;

(f)          a reference to any legislation or to any provision of any legislation includes any amendment to, and any modification or reenactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto;

(g)          the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement; and

(h)          “or” is not exclusive.

ARTICLE II

PURCHASE AND SALE

2.1           Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, including Section 2.5, at the Closing, Seller will sell, assign, transfer and deliver to Purchaser, and Purchaser will purchase, acquire and take assignment and delivery of, for the consideration specified in Section 3.1, all of Seller’s right, title and interest in and to the assets of the Business, including, without limitation, the assets described below, but not including those assets specifically excluded by Sections 2.2 and 2.5, free and clear of all pledges, security interests, Liens, Claims, Interests or Encumbrances, other than the Permitted Encumbrances (all of the assets to be sold, assigned, transferred and delivered to Purchaser are referred to as the “Acquired Assets”):

(a)          Acquired Contracts. All of Seller’s right, title and interest in, to and under the Acquired Contracts;

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(b)          Inventory. All drug inventory, drug supplies, medical supplies, biologics and other biological materials, samples, vaccines, skin tests (frozen or otherwise) and other related inventory (the “Inventory”).

(c)          Equipment. All furniture, fixtures, equipment and other personal property including, but not limited to, all trade fixtures, supplies, desks, chairs, tables, furniture, fixtures, machinery, tools, equipment, refrigeration units, shelves and display cases, all computer equipment, applications, systems, front-end systems, motor vehicles, rolling stock, replacement parts, intangible assets, and other personal property including, but not limited to, any substitutions or replacements thereof, which may occur within the ordinary course of business, made between the Execution Date and the Closing, located at, used with respect to or related to the Business (collectively, the “Equipment”);

(d)          Files and Records. All books, records, files or papers, whether in hard copy or computer format relating to the Business, including, without limitation, Leases, lease correspondence files, management information systems or software, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, personnel and employment records, customer lists, vendor lists, catalogs, research material, technical information, trade secrets, know how, specifications, designs, drawings, processes, and quality control data, if any, or any other intangible property and applications for the same (collectively, the “Files and Records”), but excluding the corporate minutes and stock books of the Seller;

(e)          Permits. To the extent assignable, all right, title and interest of Seller in and to all permits, licenses, consents, approvals, and authorizations related to the operation of the Business (collectively, the “Permits”);

(f)          Intellectual Property. All Company Owned Intellectual Property and all Company Used Intellectual Property, including, but not limited to, any patents, patent applications, copyrights, trademarks, service marks, trade names, domain names, websites, logos or designs of Seller;

(g)          Leasehold Properties. Any leasehold interest and/or any leasehold improvements with respect to any real property;

(h)          Goodwill. All goodwill in or arising from the Acquired Assets;

(i)          Receivables. All accounts and trade receivables with respect to the Acquired Assets as of the Closing Date; and

(j)          Deposits. All deposits, and any other lease, security, vendor and utility deposits related to the Acquired Assets (the “Seller’s Deposits”).

2.2           Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the assets of Seller described below will be retained by Seller and are not being sold or assigned to Purchaser hereunder (all such assets are referred to collectively as the “Excluded Assets”):

(a)          Avoidance Actions. Subject to Sections 12.7 and 12.8 of this Agreement, any avoidance claims or causes of action arising under the Bankruptcy Code or applicable state law, including, without limitation, all rights and avoidance claims of Seller arising under Chapter 5 of the Bankruptcy Code (an “Avoidance Action” and, collectively, the “Avoidance Actions”);

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(b)          Cash. Except for Seller’s Deposits, all cash and cash equivalents, on hand, in ATMs or in banks, certificates of deposit, bank or savings and loan accounts, U.S. government securities, and any other marketable securities of any kind or nature held by Seller as of the Closing Date;

(c)          Tax Refunds and Insurance Claims. Rights to any Tax refunds or credits for Tax periods (or portions thereof) with respect to any Acquired Assets ending on or prior to the Closing Date with respect to such Acquired Assets; provided, however, that to the extent the Purchaser pays for any Tax liability, it will be entitled to the pro rata portion of such return and any such Tax Refund will be an Acquired Asset;

(d)          Existing Claims. Claims existing or arising at any time prior to the Closing Date (the "Existing Claims") against third parties for matters relating to securities sales (including, but not limited to, stock, options, warrants or any derivative securities), securities law violations (including, but limited to, broker-dealer rules and regulations), Claims against a financial advisor, placement agent, law firm, accounting firm or other professional and Claims against employees or former employees;

(e)          Employee Benefit Plans. All rights and interests in connection with, and assets of, any Employee Benefit Plan;

(f)          Insurance Policies. All insurance policies under which the Seller is an insured or otherwise owns;

(g)          Corporate Records. The corporate minutes and stock books of the Seller; and

(h)          Specifically Excluded Assets. All assets specifically listed as Excluded Assets on Schedule 2.2(h).

2.3           Assumption of Liabilities. Purchaser will not assume any Liabilities related to the Acquired Assets (or otherwise), except Purchaser will assume, pay, perform and discharge when due, the following Liabilities (the “Assumed Liabilities”):

(a)          Acquired Contracts. All of Seller’s Liabilities under each of the Acquired Contracts arising on and after the date Purchaser assumed such Acquired Contract pursuant to this Agreement, subject to Section 2.5.

(b)          Operating Liabilities. All Liabilities with respect to claims arising in any way with respect to or as a result of the operation of an Acquired Asset beginning on and after the Closing Date.

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2.4           Excluded Liabilities. Purchaser will not assume or in any way be responsible for any Liability of, or incurred by or on behalf of, Seller or its Affiliates other than the Assumed Liabilities (all such other Liabilities being referred to herein collectively as the “Excluded Liabilities”), regardless of whether such other Liability is disclosed herein or on any Schedule hereto, which Excluded Liabilities will remain the sole responsibility of and will be retained, paid, performed and discharged solely by Seller. The Excluded Liabilities include, without limitation, the following:

(a)          Operating Liabilities. All Liabilities with respect to claims arising in any way with respect to or as a result of the operation of an Acquired Asset during the period prior to the Closing Date;

(b)          Taxes. Subject to Section 12.5, any Taxes of Seller or its Affiliates for any Tax periods; and

(c)          Employment Matters. All Liabilities of Seller under all Employee Benefit Plans of Seller and Affiliates of Seller.

2.5           Deemed Consents and Cures. For all purposes of this Agreement (including all representations and warranties of Seller contained herein), subject to Section 2.7, Seller will be deemed to have obtained all required consents, as applicable, in respect of the assignment of any Acquired Contract and to have cured all defaults thereunder if, and to the extent that, pursuant to the Sale Order or another Order of the Bankruptcy Court, Seller is authorized to assume and assign any such Acquired Contracts to Purchaser pursuant to section 365 of the Bankruptcy Code.

2.6           Required Consents. Seller will use commercially reasonable efforts to obtain all consents required from any Third Party or Governmental entity in connection with this Agreement or the transactions contemplated hereby. Purchaser will reasonably cooperate with Seller’s effort to obtain any such required consents.

ARTICLE III

PURCHASE PRICE AND PAYMENT

3.1           Consideration. As consideration for the Acquired Assets, at the Closing:

(a)          Purchaser will pay to Seller an amount in cash equal to Three Million One Hundred Eighty-Five Thousand Dollars ($3,185,000), plus all accrued but unpaid interest, costs of document preparation, costs of lien perfection, costs of collection or other agreed charges under the DIP Credit Agreement and any related documents and the Bridge Loan Agreement and any related documents. The cash component of the Purchase Price will be increased by up to an additional $500,000 (the "Contingent Cash") if, in the Seller’s business judgment, additional money is necessary for the Seller to complete the bankruptcy process contemplated hereby.

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(b)          Purchaser will issue, on a fully paid and non-assessable basis, to Seller five million (5,000,000) shares (the "Shares") of the common stock, par value $.01 per share of the Purchaser (the "Common Stock"). Assuming that all of the Rights (defined in paragraph (c) below) are exercised, the Purchaser anticipates that the Shares issued pursuant to this paragraph (c) will constitute approximately 25% of the issued and outstanding shares of the common stock of Purchaser on a fully diluted basis determined as of the Closing Date, and in any event will constitute no less than 20% of the issued and outstanding shares of the Common Stock of the Purchaser on a fully diluted basis determined as of the Closing Date. The Shares will be distributed by the Seller through the liquidation trust by the Liquidating Trustee to the Seller's shareholders on a pro rata basis based on the percentage of the total number of Seller’s issued and outstanding shares of common stock held by such shareholder. The Shares will be subject to a stockholders’ agreement in the form attached as Exhibit A hereto (the "Stockholders' Agreement"). Prior to the distribution of Shares by Seller through the Liquidating Trustee to a shareholder of Seller's shares, Seller and the Liquidating Trustee must obtain from such shareholder a counterpart of the Stockholders' Agreement signed by such shareholder and deliver such counterpart to Purchaser. Seller shall be entitled to administer the distribution of the Shares and the execution of any related agreements, including the Stockholders’ Agreement referenced in this Agreement, in accordance with such exchange procedures as determined by Seller in its sole discretion, including by depositing such shares with its stock transfer agent or other escrow agent selected by Seller and providing such stock transfer agent and escrow with instructions determined by Seller.

(c)          Purchaser will issue to Seller rights (the "Rights") to purchase 5,000,000 shares of the Common Stock at a purchase price of $1.50 per Share. The Rights would be distributed to the Seller's shareholders on a pro rata basis based on the percentage of the total number of Seller’s issued and outstanding shares of common stock held by such shareholder, would not be assignable and would be exercisable at any time within 30 days after the Closing Date, provided, that Purchaser can extend this time period by up to an additional 30 days. Any Rights not exercised would revert to the Purchaser and may be reissued by Purchaser to other of its shareholders (including those shareholders of Seller who become shareholders of Purchaser as a result of the exercise of the Rights) who desire to exercise them. (Collectively, the cash, Shares and Rights comprise the “Purchase Price”). Seller shall be entitled to administer the distribution of the Rights to its shareholders and the execution of any related agreements, including the Stockholders’ Agreement referenced in this Agreement, in accordance with such procedures as determined by Seller in its sole discretion, including by directing the Seller’s shareholders exercising their pro rata portion of the Rights to submit their subscription agreements and purchase price payments directly to the Purchaser.

(d)          As further consideration for the Acquired Assets, Purchaser will assume the Assumed Liabilities.

(e)          At the Closing, Purchaser will pay Seller, in immediately available funds to an account designated in writing by Seller, the Purchase Price, which amount will be subject to a credit in favor of Purchaser (i) in the amount of the aggregate outstanding amount under the DIP Credit Agreement, including any interest accrued thereon, and (ii) any amount due at the time of the Closing under Section 3.1(f) below. The payment of the Purchase Price, as adjusted herein, will not be reduced by the value of any Acquired Assets that Purchaser elects to treat as Excluded Assets under Section 2.2.

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(f)          As consideration for the portion of the cash purchase price to be used to finance the Existing Claims (the "Litigation Financing"), out of the proceeds of such litigation, after payment of the Liquidating Trustee’s fees and expenses and professional fees and expenses of such litigation, Seller will pay to the Purchaser an amount equal to the amount of the Litigation Financing plus interest, compounded annually at 12% per annum, unless the Purchaser is entitled to the Litigation Share (defined below). If Seller is successful in obtaining a settlement or judgment on the Existing Claims, and if the amount of (i) the Litigation Financing plus interest, compounded annually at 12% per annum together with (ii) the Contingent Cash plus interest compounded annually at 12% per annum is less than 12% of the net proceeds of the Existing Claims after payment of the Liquidating Trustee’s fees and expenses and professional fees and expenses, in lieu of repayment of the Litigation Financing and Contingent Cash plus interest, Seller will pay the Purchaser an amount equal to 12% of the net proceeds from settlement or judgment on the Existing Claims after payment of the Liquidating Trustee’s fees and expenses and professional fees and expenses (the "Litigation Share"). If any portion of the Contingent Cash is required, the Seller will repay to the Purchaser out of any proceeds received by Seller from the Existing Claims, after payment of the Liquidating Trustee’s fees and expenses and professional fees and expenses of such litigation, the Contingent Cash plus interest compounded annually at 12% per annum, unless the Purchaser is entitled to the Litigation Share.

3.2           Allocation of Cash Payments. Purchaser will prepare and deliver to Seller an allocation of the appropriate portions of the Purchase Price, Assumed Liabilities and other relevant items among the Acquired Assets, including goodwill and other assets, in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder and any comparable provisions of state or local law, as appropriate (the “Allocation”), which Allocation will be binding upon the parties. Purchaser and Seller and their respective Affiliates will report, act and file Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such Allocation. Each party will furnish the other party with such cooperation and existing information as is reasonably requested by the other party in connection with the preparation of the Allocation described in this Section 3.2. Purchaser and Seller covenant and agree that neither Purchaser nor Seller will take any position before any Governmental Entity, in any judicial proceeding, or in any Tax Return that is in any way inconsistent with such Allocation unless otherwise required by Law. In the event that any taxing authority disputes the Allocation, the party receiving notice of such dispute will promptly notify and consult with the other party and keep them apprised of material developments concerning resolution of such dispute.

3.3           Further Assurances. From time to time after the Closing and without further consideration, Seller, upon the reasonable request of Purchaser, will execute and deliver such documents and instruments of conveyance and transfer as Purchaser may reasonably request in order to consummate more effectively the purchase and sale of the Acquired Assets as contemplated hereby and to vest in Purchaser title to the Acquired Assets transferred hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that, except as set forth in the Schedules attached hereto, all of the statements contained in this Article IV are true and complete as of the Execution Date and as of the Closing Date (or, if made as of a specified date, as of such date):

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4.1           Organization, Standing and Power. Except as a result of the commencement of the Chapter 11 Case, Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization and Seller is duly qualified, licensed, or admitted to do business in the jurisdictions in which the ownership of its property or the conduct of its Business requires such qualification or license. Seller has heretofore made available to Purchaser complete and correct copies of the certificates of organization and by-laws or similar organizational documents of Seller. Seller has all requisite power and authority to own, lease and operate the Acquired Assets and conduct its Business as now being conducted.

4.2           Authority; Binding Agreement. Subject to the entry of the Sale Order, Seller has full and unrestricted power, authority and capacity to: (i) execute, deliver and perform this Agreement and the Ancillary Documents to which it is or will be a party (the “Seller’s Ancillary Documents”); (ii) to sell the Acquired Assets and to deliver such evidence of transfer of title to the same as will be necessary to transfer good and marketable title to the Acquired Assets to Purchaser; and (iii) to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller has been duly authorized by all corporate action, and the execution and performance of the Seller’s Ancillary Documents by Seller will be authorized by all necessary corporate action prior to the Closing. This Agreement has been duly and validly executed and delivered by Seller. Subject to entry of the Sale Order, this Agreement constitutes, and upon execution of each of the Seller’s Ancillary Documents such agreements will constitute, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Subject to the terms of this Agreement, and the obligation of Seller to accept the highest and best offer for the Acquired Assets, the Board of Directors of Seller has resolved to recommend that the Bankruptcy Court approve this Agreement, Seller’s Ancillary Documents and the transactions contemplated hereby and thereby.

4.3           No Breach or Conflict. Except as set forth on Schedule 4.3 (the “Material Consents”), none of the execution, delivery or performance of this Agreement or the Seller’s Ancillary Documents by Seller, the consummation by Seller of the transactions contemplated hereby or thereby or compliance by Seller with any of the provisions hereof or thereof will: (i) conflict with or result in any breach of any provision of the certificate of incorporation or organization, the by-laws or similar organizational documents of Seller; (ii) subject to the entry of the Sale Order, require any filing with, or the authorization, consent or approval of, any Governmental Entity or other Person; (iii) subject to the entry of the Sale Order, conflict with, or result in the breach of, or termination of, or constitute a default under (whether with notice or lapse of time or both), or accelerate or permit the acceleration of the performance required by, any indenture, mortgage, lien, lease, contract, agreement, commitment or other instrument, or any order, judgment or decree, to which Seller is a party or by which the Seller is bound; (iv) subject to the entry of the Sale Order, require the consent, approval, authorization of any third party to any contract, agreement, instrument, lease, license, arrangement or understanding to which Seller is a party; or (v) subject to entry of the Sale Order, violate any law, order, writ, injunction, decree, statute, rule or regulation applicable to the Business, any of the Acquired Assets, Seller, any Subsidiary of Seller or any of its properties or assets.

4.4           Title to Assets; Liens

(a)          Acquired Assets. Seller has exclusive possession or control of and good and marketable title to, or in the case of leaseholds, valid leasehold interests in, the Acquired Assets, and, subject to the entry of the Sale Order, Purchaser will be vested with good and marketable title to all of the Acquired Assets, free and clear of any Liens, encumbrances, restrictions, charges and equities whatsoever other than Permitted Encumbrances, to the fullest extent permissible under Section 363 of the Bankruptcy Code.

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(b)          Leased Real Property. Schedule 4.4(b)(i) contains a list of all Leases used in connection with the operation of the Business or otherwise included in the Acquired Assets. Subject to the entry of the Sale Order, and except as set forth on Schedule 4.4(b)(ii), each of the Leases is a valid and subsisting leasehold interest of Seller free of subtenancies and other occupancy rights and Liens, other than Permitted Encumbrances, and is a binding obligation of Seller, enforceable against Seller in accordance with its terms, and is in full force and effect. Neither Seller, nor any counterparty is in breach of or default under any Lease, subject to the Cure Costs set forth on Schedule 4.4(b)(iii) hereto. None of the Seller’s interest in any of the Leases has been pledged by Seller or is subject to any Lien that will not be removed or satisfied by the Sale Order. Seller has not given any notice to any landlord under any of the Leases indicating that it will not be exercising any extension or renewal options under the Leases.

4.5           Claims, Litigation and Disputes. Except as set forth on Schedule 4.5, there are currently no pending or, to the knowledge of the Seller, threatened lawsuits, administrative or regulatory proceedings, actions, orders, or reviews, or formal or informal complaints or investigations or inquiries, including without limitation, grand jury subpoenas by any individual, corporation, partnership, Governmental Body or other entity concerning or against Seller or to which the Business or any of the Acquired Assets may be subject.

4.6           Acquired Contracts. Schedule 4.6(a) sets forth a list of all of the Acquired Contracts and Seller has made available to Purchaser true, correct and complete copies of all of the Acquired Contracts together with all amendments and notices relating thereto. Each of the Acquired Contracts remains in full force and effect and there exists no event or occurrence, condition or act, which, with the giving of notice, the lapse of time or the happening of any further event or condition would become a default by the Seller under any Assigned Contract. As of the date hereof, Seller has not received any written notice of the intention of any party to terminate any Acquired Contract.

4.7           Compliance With Laws; Permits and Licenses. Except as disclosed on Schedule 4.7(a), Seller is and has been in compliance with all Laws, Orders, ordinances, decrees, rules or regulations of any Governmental Entities applicable to the Business, except where the failure to be in compliance would not have a Material Adverse Effect. Seller has not received any written notice of any proceeding, inquiry, investigation, violation or alleged violation or defaults of any Laws or Orders that would affect the Acquired Assets. Seller has in effect all Permits necessary to conduct the Business as it is currently being conducted in accordance with the Laws of any Governmental Entity having jurisdiction over its properties or activities, and Schedule 4.7(b) sets forth a list of all such Permits (the “Required Permits”).

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4.8           Taxes. (i) Seller has filed or has caused to be filed on a timely basis all Tax Returns that are or were required to be filed with respect to the Acquired Assets; (ii) all such Tax Returns accurately reflect all Liabilities required to be reflected thereon; (iii) all Taxes due and payable by Seller with respect to the Acquired Assets shown in such Tax Returns have been paid, other than those Taxes which have been stayed by the Chapter 11 Case; (iv) Seller has not requested or consented to extend to a date later than the Closing Date the time in which any Tax may be assessed or collected by any Governmental Entity with respect to the Acquired Assets; (v) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any Governmental Entity against Seller with respect to the Acquired Assets and there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the knowledge of Seller, threatened against or with respect to Seller with respect thereto; and (vi) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the Acquired Assets.

4.9           Employees and Related Matters.

(a)          Schedule 4.9(a) sets forth a complete and correct list of all Employee Benefit Plans maintained or contributed to by Seller or any ERISA Affiliate in respect of or for the benefit of Employees (the “Seller’s Benefit Plans”).

(b)          Schedule 4.9(b) sets forth a complete and correct list of all Employees including their position, length of employment with Seller, current annual compensation for salaried employees, and current hourly rate and total annual compensation for hourly employees (including overtime).

(c)          Seller represents and warrants, to the best of Seller’s knowledge, that it is in compliance, in all material respects, with all applicable Laws, statutes, ordinances, regulations, orders or rules of any applicable Governmental Entity, relating to labor, employment, employment practices, terms and conditions of employment, wages, hours of work, employee benefits, immigration, non-discrimination, collective bargaining, plant closings, layoffs, terminations, and occupational safety and health, and the Seller is not engaged in any unfair labor practice or unlawful employment practice in any applicable jurisdiction. All Employees of the Seller have been properly compensated and properly classified as exempt or non-exempt, and all individuals who are classified as “consultants” or “independent contractors” are properly classified and properly excluded from eligibility for benefits under any of Seller’s Benefit Plans.

(d)          Seller represents and warrants that: (i) none of the Employees are represented by a labor union or labor organization; (ii) Seller is not subject and is not a party to any collective bargaining agreement or other agreement with a labor union or labor organization covering any Employee or the Business; (iii) within the past five years, there have been no union organizing campaigns, labor strikes, slowdowns, work stoppages or lockouts currently affecting or, to Seller’s knowledge, threatened against Seller with respect to any Employees or the Business; (iv) there are no pending or unremedied labor or employment charges, complaints, or lawsuits (including without limitation, claims or charges relating to labor, employment, employment practices, wages, hours, terms and conditions of employment, employee benefits, immigration, non-discrimination, collective bargaining, plant closings, lay-offs, terminations, and occupational safety and health), unfair labor practices, arbitrations or grievances pending against Seller with respect to any Employees or the Business or, to Seller’s knowledge, threatened before the National Labor Relations Board, any other federal, state, or local Governmental Entity, or any other tribunal; and (v) there is no pending or, to the knowledge of Seller, threatened, governmental investigation, proceeding, complaint, charge, claim, suit, audit, notice of noncompliance, or any other legal action by any Governmental Entity against or concerning Seller or the Business, or which could impose liability or obligations on Seller or the Business, relating to labor, employment, employment practices, wages, hours, terms and conditions or employment, employee benefits, immigration, non-discrimination, collective bargaining, plant closings, layoffs, terminations, and occupational safety and health.

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(e)          Seller is not required to give any conditional notices to its Employees required under the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”).

(f)          The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event: (i) entitle any Employee to severance pay, unemployment compensation or any other payment for which the Purchaser will be liable or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any Employee for which in each case Purchaser will be liable.

4.10         Environmental Matters. The operations conducted by Seller are currently being conducted under all environmental, health and safety Permits and other authorizations required under all applicable Environmental Laws to operate the Business as it is being operated, except for such Permits and other authorizations, the failure of which to obtain, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect. All such Permits and authorizations are in full force and effect. No written notice, notification, demand, request for information, citation, summons or order has been issued to Seller or any Affiliates thereof with respect to any such properties. No written complaint has been filed against Seller or any Affiliates thereof. No material penalty has been assessed and no investigation or review is pending or threatened by any Governmental Entity with respect to any alleged failure by Seller to comply with any Environmental Law or to have any material environmental, health or safety permit, license or other authorization required under any applicable Environmental Law in connection with the operation of the Business. To Seller’s knowledge, there are no past or present facts, circumstances or conditions, including the Release of any Materials of Environmental Concern, that could reasonably be expected to result in a material claim under the Environmental Laws against Seller or Affiliate of Seller. Seller has made available to Purchaser prior to the execution of this Agreement all environmental audits, assessments and documentation regarding environmental matters pertaining to, or the environmental condition of, the Acquired Assets or the compliance (or non-compliance) by Seller or any of their Affiliates, with any Environmental Laws with respect to the Business or the Acquired Assets, to the extent such audits, assessments and documentation are in Seller’s possession.

4.11         Intellectual Property.

(a)          Schedule 4.11(a) sets forth all of the Company Owned Intellectual Property, Company Used Intellectual Property, and IP Agreements including a complete list of all United States, foreign, international and state: (i) Patents and Patent applications including serial numbers for each filed application; (ii) Trademark registrations, applications and material unregistered Trademarks; (iii) Domain Names; and (iv) Copyright registrations, applications and material unregistered Copyrights. Seller has provided to Purchaser copies of all IP Agreements together with all notices and amendments relating thereto. The listing of IP Agreements set forth on Schedule 4.11(a) will include for each agreement the title, the parties and the date executed.

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(b)          Each of the filed Patent applications correctly and completely lists all persons who Seller in good faith believes contributed significantly enough to the inventions therein described to be considered an inventor or co-inventor of the Patents.

(c)          Seller owns all Company Owned Intellectual Property and is properly licensed under or has the valid and enforceable right to use all Company Used Intellectual Property, free and clear of all Liens and none of such rights will be materially adversely affected by the consummation of the transactions contemplated by this Agreement. There are no inquiries, investigations or Claims, and Seller has not received notice from any third party: (i) alleging Infringement by Seller of Intellectual Property rights of any Person; or (ii) challenging or threatening to challenge Seller's right, title, or interest with respect to its ownership, use of, or continued use or right to preclude others from using any Company Owned Intellectual Property or Company Used Intellectual Property as currently used, or the validity, enforceability or registrability of any such Intellectual Property.

(d)          Seller has not brought or threatened a Claim against any Person: (i) alleging Infringement of Company Owned Intellectual Property or Company Used Intellectual Property; or (ii) challenging any Person’s ownership or use of, or the validity, enforceability or registrability of any Company Owned Intellectual Property or Company Used Intellectual Property.

(e)          The Company Owned Intellectual Property and the Company Used Intellectual Property is the only Intellectual Property used in the operation of Business by the Seller. Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company Owned Intellectual Property: (i) has been duly maintained; (ii) is subsisting, in full force and effect; (iii) has not been cancelled, expired or abandoned; and (iv) is valid and enforceable.

4.12         Products Liability. Seller is not subject to or a part of any present material Product Liability Claim by a third party as a result of the development, manufacturing, processing, marketing, advertising, distribution or sale of any product or drug on or before the Closing Date and to the Knowledge of Seller, no reasonable basis for such claim exists. For the purposes of this Agreement, “Products Liability Claim” means any claim, suit, action, or proceeding by a third party claiming liability on behalf of Seller to which Seller is subject insofar as such liability is based upon, arises out of or is otherwise in respect of any express or implied representation, warranty, agreement or guaranty to a customer, user or purchaser made or claimed to have been made by Seller or arising out of or due to, or asserted to be arising out of or due to, the development, manufacturing, processing, marketing, advertising, distribution or sale of the product or drug by Seller on or before the Closing Date.

4.13         Debt Liens. Schedule 4.13 sets forth a list of Liens (the “Debt Liens”) created under any of the collateral or ancillary documents related to any indebtedness for borrowed money of Seller and its Affiliates.

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4.14         Brokerage Fees. No agent, broker, investment banker, financial advisor or other firm, Person or other entity acting on behalf of Seller is entitled to any brokerage or finder’s fee or commission in connection with the transactions contemplated by this Agreement.

4.15         Insurance. Seller maintains the insurance policies set forth on Schedule 4.15, which schedule sets forth all insurance policies covering the property, assets, employees and operations of the Business (including policies providing property, casualty, liability and workers’ compensation coverage). Such policies are in full force and effect and will continue in full force and effect immediately following the Closing. Seller has paid all premiums on such policies due and payable prior to the Closing Date. Seller has not done anything by way of action or inaction that invalidates any coverage under any such policies in whole or in part.

4.16         Capitalization. The issued and outstanding equity securities of Seller consist of 22,924,419 shares of common stock, $0.00001 par value per share. Schedule 4.16 contains a complete and accurate list of all holders of Seller’s common stock, including each such shareholder's address, and the number of shares of Seller’s common stock held by each shareholder. All such shares of common stock have been duly authorized and validly issued and are fully paid and nonassessable.

4.17         Completeness. The representations warranties and statements made by the Seller in or pursuant to this Agreement are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Purchaser represents and warrants to Seller that all of the statements contained in this Article V are true and complete as of the Execution Date and as of the Closing Date (or, if made as of a specified date, as of such date):

5.1           Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2           Authority; Binding Agreement. Purchaser has all corporate power and authority necessary to execute and deliver this Agreement and the Ancillary Documents to which it is or will be a party (the “Purchaser’s Ancillary Documents”) and to consummate the transactions contemplated thereby and by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Purchaser, and no other corporate action is necessary to authorize the execution and delivery of the Purchaser’s Ancillary Documents or the consummation by the Purchaser of the transactions contemplated hereby and thereby. This Agreement constitutes, and upon execution of the Purchaser’s Ancillary Documents, will constitute, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, such enforcement subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting creditors’ rights and the application of general principles of equity and except the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

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5.3           No Breach or Conflict. Except as disclosed on Schedule 5.3, none of the execution, delivery or performance of this Agreement or the Purchaser’s Ancillary Documents by Purchaser, the consummation by Purchaser of the transactions contemplated hereby or thereby or compliance by Purchaser with any of the provisions hereof or thereof will: (i) conflict with or result in any breach of any provision of the certificate of organization or by-laws of Purchaser; (ii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, agreement, arrangement or understanding to which Purchaser is a party; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser.

5.4           Financing. Purchaser is conducting a private placement offering of its Shares in order to raise the funds to purchase the Acquired Assets (the “Financing”). As of the date hereof, Purchaser has received subscriptions from investors who have agreed to purchase approximately 4.2 million shares of Common Stock at a purchase price of approximately $5.3 million, contingent on closing the transactions contemplated by this Agreement. As of the Closing, Purchaser will have adequate cash resources to enable it to fulfill its obligations under this Agreement and the Purchaser’s Ancillary Documents.

5.5           Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm, Person or other entity acting on behalf of Purchaser is entitled to any brokerage or finder’s fee or commission in connection with the transactions contemplated by this Agreement.

5.6           Due Diligence. Purchaser has made its own independent investigation and conducted its own due diligence with respect to the Acquired Assets and has not relied on any information or statement of Seller in purchasing the Acquired Assets, other than the express representations and warranties contained herein. Purchaser acknowledges that it has not relied on any statement, omission, representation or action of Seller or any officer, director, agent or employee or Seller in connection with the transaction contemplated herein, other than as expressly set forth in this Agreement or the Ancillary Agreements.

5.7           Capitalization. The authorized capital stock of Purchaser consists of 50,000,000 shares of Common Stock, par value $0.01 per share, of which 600,000 shares are issued and outstanding as of the date hereof. Such shares have been duly authorized and validly issued and are fully paid and nonassessable. As of the date of this Agreement and other than the Financing or as provided in this Agreement, Purchaser does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Common Stock or any other equity securities of Purchaser or any securities representing the right to purchase or otherwise receive any shares of Common Stock or any other equity securities of Purchaser, and Purchaser is not soliciting or negotiating the sale or issuance of any such securities of Purchaser (a) other than as set forth in this Agreement, including under the Financing, and (b) other than the options to purchase 400,000 shares of Common Stock at an exercise price of $2.50 per share (with an exercise price of $5.00 per share after 3 years) to be issued by Purchaser to ZZH, LLC pursuant to that certain Services Agreement dated as of July 13, 2012 (the “Services Agreement”). As of the date of this Agreement no shares of Common Stock were reserved for issuance except as required in accordance with this Agreement in order for Purchaser to issue the Shares and the Rights.

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ARTICLE VI

COVENANTS OF SELLER

6.1           Access and Right of Inspection. Seller agrees that, prior to the Closing, Purchaser will, upon reasonable notice and so long as such access does not unreasonably interfere with Seller’s business operations, through their respective authorized officers, employees, agents and representatives (including, without limitation, their respective counsel and accountants), have reasonable access during normal business hours to all of Seller’s facilities and will be entitled to make such reasonable investigation of the properties, businesses and operations of Seller relating to the Business and such examination of the books, records and financial condition of Seller relating to the Business as they reasonably request; provided that no investigation pursuant to this Section 6.1 will affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the transactions contemplated by this Agreement. Such investigation will be conducted so as not to unreasonably interfere with the operations of the Business.

6.2           Conduct of the Business Pending the Closing. Subject to any obligations as a debtor in possession under the Bankruptcy Code and except as otherwise expressly contemplated by this Agreement or any Orders of the Bankruptcy Court, from the Execution Date until the Closing Date, Seller will conduct the Business substantially in the manner as conducted on the date of this Agreement. Without limiting the generality of the foregoing, subject to any obligations as a debtor in possession under the Bankruptcy Code and except as otherwise expressly contemplated by this Agreement or any Orders of the Bankruptcy Court, from the Execution Date until the Closing Date, Seller will:

(a)          use, preserve and maintain the Acquired Assets on a basis consistent with Seller’s practices as of the Execution Date, and all applicable Laws and not cause material damage to or destruction or loss of any of such Acquired Assets;

(b)          continue to maintain the insurance covering the Acquired Assets in effect as of the Execution Date;

(c)          pay all debts and obligations incurred by them in the operation of the Business and the Acquired Assets in the ordinary course of business consistent with Seller’s obligations under the Bankruptcy Code and their practice as of the Execution Date;

(d)          not commit any act or omit to do any act, nor permit any act or omission to act, which may cause a breach of any of the Acquired Contracts;

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(e)          not take any action or omit to take any action whereby any Intellectual Property included in the Acquired Assets may lapse, become abandoned, dedicated to the public, or unenforceable except in the ordinary course of business;

(f)          not take any action which would downgrade or otherwise re-position its Trademarks;

(g)          maintain its books, accounts and records with respect to such Acquired Assets in the usual manner and on a basis consistent with past practice;

(h)          not enter into any agreement or agreements for the sale of a material amount of any of the Acquired Assets, except for sales of inventory in the ordinary course of business;

(i)          not create, assume or permit to exist any Lien, other than the Liens of Seller’s pre- and post-petition lenders under the Bridge Loan Agreement and DIP Credit Agreement, respectively, upon the Acquired Assets, except for Permitted Encumbrances;

(j)          not amend or terminate: (i) any Acquired Contract; or (ii) any other Acquired Contract, except, in the case of such other Acquired Contracts, in the ordinary course of business; provided, that Seller will provide reasonable notice of any renewal option under any Acquired Contract (attached hereto as Schedule 6.2(j) is a list of renewal options and other termination deadlines coming due between the Execution Date and the Closing Date for any Acquired Contracts) and, so long as and to the extent that Purchaser has expressly agreed to assume such Acquired Contract or to indemnify Seller for any Liabilities resulting from such renewal, Seller will renew such Acquired Contract and, provided, further, that Seller will not be required to renew any Acquired Contract, unless and to the extent that Purchaser has expressly agreed to assume such Acquired Contract or to indemnify Seller for any Liabilities resulting from such renewal;

(k)          not permit any insurance policy relating to the Business naming Seller or any Affiliate thereof as a beneficiary or a loss payable payee to be cancelled or terminated without prior notice to Purchaser;

(l)          except in the case of an Alternative Transaction or if this Agreement is not approved by the Bankruptcy Court, file with the Bankruptcy Court, or permit any controlled Affiliate to file with the Bankruptcy Court, any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization that is inconsistent with the transactions contemplated by this Agreement;

(m)          not take, or agree to or commit to take, or permit any controlled Affiliate to take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article VIII not being satisfied, or that would materially impair the ability of Seller or Purchaser to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or materially delay such consummation;

(n)          not, without prior consent of Purchaser, grant any raises to Employees, except in the ordinary course of business and in accordance with past practices; and

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(o)          not enter into any contract or agreement that is inconsistent with any of the foregoing.

6.3           Commercially Reasonable Efforts. Subject to the terms of this Agreement and the obligation of Seller to accept the highest and best offer for the Acquired Assets, Seller will use commercially reasonable efforts to obtain the Sale Order required for the consummation of the transactions contemplated by this Agreement.

6.4           Bankruptcy Provisions.

(a)          Subject to the approval of the Bankruptcy Court and pursuant to the entry of the Sale and Bidding Procedures Order, the Seller will hold the Auction no later than three weeks following the date on which the Bankruptcy Court enters the Sale and Bidding Procedures Order (the “Auction Deadline”); provided, however, that if at the end of the Auction Deadline there is a bona fide prospective purchaser who is interested in potentially submitting a Qualified Bid that is actively engaged in obtaining information from Seller in order to make a Qualified Bid, Seller may extend the Auction Deadline by up to one week. At the commencement of the Auction, the Seller will determine based on the nature of the Qualified Bids (the “Baseline Bid”) the bid to serve as the lead bid in the Auction, which bid will at the commencement of the Auction be announced to all parties who submit Qualified Bids participating at the Auction. Participating bidders (including the Purchaser to the extent Purchaser so chooses) will be permitted to increase their bids and to agree to modifications to their bids in order to make their bids more favorable to the Debtor, provided, that the “Initial Minimum Overbid” will be the Purchase Price plus the Breakup Fee and an additional $250,000), with all subsequent overbids in an amount not less than $100,000 more than the prior bid. Purchaser will be credited in its subsequent bidding with $500,000 representing the Break-up Fee. At the conclusion of the Auction, Seller will determine, considering factors such as the financial and contractual terms of each bid and factors affecting the speed, certainty of closing each bid and net proceeds to Seller, the highest or otherwise best bid(s) (the “Successful Bid(s)” and the person(s) submitting the Successful Bid(s) referenced herein as the “Successful Bidder(s)”) and submit such bid(s) for approval to the Bankruptcy Court. Seller shall further determine, considering factors such as the financial and contractual terms of each bid and factors affecting the speed, certainty of closing each bid and net proceeds to Seller, the bid that is the next highest or otherwise best bid(s) after the Successful Bid(s) (the “Back-up Bid(s)” and the person(s) submitting the Back-up Bid(s) referenced herein as the “Back-up Bidder(s)”). In addition, in determining the Successful Bid(s) and Back-up Bid(s), the Seller will give preference to competing bids in substantially the same form as the transaction contemplated by this Agreement, with the purchase price payable in a combination of cash, stock and rights and will look with disfavor on any bid that does not include a substantial equity component. In the event that the Purchaser is the Back-up Bidder and the Successful Bidder is unable to close for any reason, Purchaser’s Back-up Bid will be deemed to be equal to the highest bid made by the Purchaser prior to the first bid made by the Successful Bidder that was not topped by a subsequent bid from a bidder other than the Purchaser, and the Purchaser shall be obligated to close on the Back-Up Bid.

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(b)          If, after entry of the Sale Order, Purchaser is not the Successful Bidder or the Back-up Bidder, this Agreement will be deemed terminated without further action on the part of Seller or the Purchaser, and the aggregate outstanding amount under the DIP Credit Agreement together with interest accrued thereon, if any, will be repaid to Purchaser by wire transfer of immediately available funds in accordance with Section 11.3(a) hereof.  If Purchaser is the Back-up Bidder but an Alternative Transaction closes, this Agreement will be deemed terminated without further action on the part of Seller or the Purchaser, and the aggregate outstanding amount under the DIP Credit Agreement together with interest accrued thereon, if any, will be repaid to Purchaser by wire transfer of immediately available funds in accordance with Section 11.3(a) hereof.

(c)          Other than the transactions contemplated by this Agreement, Seller is not a party to or bound by any agreement with respect to a possible merger, sale, restructuring, or other disposition of all or any part of the Acquired Assets.  Prior to the commencement of the Chapter 11 Case, unless otherwise permitted by this Agreement, Seller will not, directly or indirectly: (i) solicit or negotiate or engage in discussion with respect to any Acquisition Proposal; or (ii) execute an Acquisition Proposal.  From the date of the issuance of the Sale Order and until the Closing Date and provided that Purchaser is proceeding in good faith to consummate the transactions contemplated hereby in a timely manner, neither Seller nor or any of its Affiliates will negotiate or engage in discussion with respect to or consummate any transaction involving an Acquisition Proposal or provide Confidential Information to any Person, except, in each case, as to parties who have submitted Qualified Bids.

(d)          Seller will provide Purchaser with a reasonable opportunity to review and comment upon all motions, applications, and supporting papers prepared by Seller relating to this Agreement (including forms of Orders and notices to interested parties) prior to the filing thereof in the Chapter 11 Case.

(e)          Seller will, using all reasonable efforts, timely file and prosecute appropriate motions and obtain orders of the Bankruptcy Court and take all other actions necessary to extend the deadline to assume and assign all Contracts and Leases.

6.5           Further Assurances. Seller will execute such documents and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the transactions contemplated hereby.  Seller will use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in Article VIII of this Agreement.

6.6           Confidentiality.  Each of Purchaser and Seller agree that, without the prior written consent of the other party hereto, neither Purchaser nor Seller will disclose or permit to be disclosed to any Person, or utilize for their own account or permit to be utilized by any Person, at any time, any Confidential Information with respect to any applicable Acquired Asset from the date hereof through the Closing Date; provided, however, nothing contained herein will prohibit Seller from disclosing Confidential Information to a bona fide prospective purchaser who is interested in potentially submitting a Qualified Bid in connection with the sale process described in the Sale and Bidding Procedures Order.  Subject to the foregoing rights of Seller, each of Purchaser and Seller will take all appropriate steps to safeguard all such Confidential Information with respect to any applicable Acquired Asset through the Closing Date and to protect it against disclosure, misuse, espionage, loss and theft.  In the event Purchaser, Seller or any Affiliate thereof is required to disclose any such Confidential Information with respect to any applicable Acquired Asset prior to the Closing Date pursuant to applicable law, Purchaser or Seller, as applicable, will promptly notify the other party hereto in writing, which notification will include the nature of the legal requirement and the extent of the required disclosure, and will cooperate with the other party hereto to preserve the confidentiality of such information consistent with applicable law.

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6.7           Required Permits.  Prior to the Closing, Seller will use commercially reasonable efforts to transfer any Required Permits to Purchaser to the extent permitted by law; and Seller will use commercially reasonable efforts to cooperate with Purchaser in its efforts to obtain any Required Permits and provide any information or reasonable assistance requested by Purchaser.

6.8           Disclosure Schedules and Supplements.  Seller will notify Purchaser of, and will supplement or amend the Schedules with respect to, any matter that: (i) arises after the Execution Date and that, if existing or occurring at or prior to such delivery of the Schedules, would have been required to be set forth or described in the Schedules to this Agreement; or (ii) makes it necessary to correct any information in the Schedules to this Agreement or in any representation and warranty of Seller that has been rendered inaccurate thereby.  Each such notification and supplementation, to the extent known, will be made no later than two (2) Business Days after discovery thereof and no later than three (3) days before the date set for the Closing.  No such supplement or amendment to the Schedules to this Agreement will be deemed to cure any inaccuracy of any representation or warranty made in this Agreement.

6.9           Non-Assignment of Contracts.  Anything contained herein to the contrary notwithstanding, this Agreement will not constitute an agreement to assign any Acquired Contract, if, notwithstanding the provisions of sections 363 and 365 of the Bankruptcy Code, an attempted assignment thereof, without the consent of any other Person party thereto, would constitute a breach thereof or in any way negatively affect the rights of Purchaser (unless the restrictions on assignment would be rendered ineffective pursuant to sections 9-406 through 9-409, inclusive, of the Uniform Commercial Code, as amended), as the assignee of such Acquired Contract thereunder. If, notwithstanding the provisions of sections 363 and 365 of the Bankruptcy Code, such consent or approval is required but not obtained, neither Seller nor Purchaser will be in breach of this Agreement, provided that, subject to the Sale Order, Seller will cooperate with Purchaser without further consideration, in any reasonable arrangement designed to provide Purchaser with all of the benefits of or under any such Acquired Contract, including but not limited to enforcement for the benefit of Purchaser of any and all rights of Seller against any Person party to the Acquired Contract arising out of the breach or cancellation thereof by such Person; provided, however, that Seller will not have any liability or financial obligation due to the foregoing.  Any assignment to Purchaser of any Acquired Contract that will, notwithstanding the provisions of sections 363 and 365 of the Bankruptcy Code, require the consent or approval of any Person for such assignment as aforesaid will be made subject to such consent or approval being obtained.

ARTICLE VII

COVENANTS OF PURCHASER

7.1           Required Permits.  Purchaser will make all filings necessary to obtain, to the extent permitted by law, the transfer of, or replacement Permit for, each Required Permit prior to the Closing.

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7.2           Reserve for Shares; Capitalization.  Purchaser will reserve 10,000,000 shares of Common Stock for issuance of the Shares, on a fully paid and non-assessable basis, and Rights in accordance with the terms and conditions of this Agreement.  Except under the Financing, the Services Agreement or for the Shares and the Rights, Purchaser will not enter into, solicit or negotiate any agreements, arrangements or understandings for any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Common Stock or any other equity securities of Purchaser or any securities representing the right to purchase or otherwise receive any shares of Common Stock or any other equity securities of Purchaser prior to the Closing.  In addition, prior to the Closing, Purchaser will not reserve any shares of Common Stock for issuance except as required under this Agreement or pursuant to the Services Agreement or the Financing.

7.3           Information Regarding Financing.  Purchaser will provide Seller with information regarding the progress and timing of the Financing from time to time and upon Seller’s reasonable request for information.

7.4           Retention of Files and Records.  Purchaser will maintain and retain for a period of three years after the Closing Date the Files and Records in its possession after the Closing Date, wherever located.  Purchaser will make available the Files and Records to Seller’s representatives or the Liquidating Trustee upon reasonable notice; and Purchaser will not destroy any such Files and Records during such three-year period without first specifying in writing to Seller’s representative or the Liquidating Trustee, as the case may be, the nature and coverage of the Files and Records proposed to be destroyed and, if requested by the Seller’s representative or the Liquidating Trustee, the Purchaser shall transfer such Files and Records to the Seller’s representative or the Liquidating Trustee at the Purchaser’s expense.  If, at the end of such three-year period, Purchaser has been notified in writing by Seller or the Liquidating Trustee that any of such Files and Records are material to any litigation or dispute that is pending at the end of such period, Purchaser will continue to maintain such records until Purchaser has been notified by Seller or the Liquidating Trustee, as the case may be, that such litigation or dispute has been resolved, or, Purchaser may, in such case, turn such Files and Records over to the Seller’s representative or the Liquidating Trustee, as applicable.

7.5           Further Assurances.  Purchaser will execute such documents and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the transactions contemplated hereby.  Purchaser will use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in Article IX of this Agreement.

7.6           Personally Identifiable Information.  Purchaser will honor and observe, in connection with the transactions contemplated by this Agreement, any and all policies of the Seller in effect on the Petition Date prohibiting the transfer of personally identifiable information about individuals and otherwise comply with the requirements of Section 363(b)(1)(A) of the Bankruptcy Code.

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ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to satisfaction of the following conditions precedent on or before the Closing Date.

8.1           Representations and Warranties; Covenants.

(a)          Each of the representations and warranties of Seller contained herein will be true and correct in all material respects on and as of the Closing Date (except for representations and warranties made as of a specified date, which will be true and correct as of that date in all material respects) with the same force and effect as though made on and as of the Closing Date; provided, however, that each of the representations and warranties of Seller contained herein that are qualified by materiality, Material Adverse Effect or words of similar import will be true and correct in all respects on and as of the Closing Date (except for representations and warranties made as of a specified date, which will be true and correct as of that date in all respects) with the same force and effect as though made on and as of the Closing Date; provided, further, that if the failure of any such representations and warranties to be true and correct on and as of the Closing Date, individually or in the aggregate, has not resulted in a Material Adverse Effect, this Section 8.1(a) shall be deemed to have been satisfied.

(b)          Seller will have performed and complied, in all material respects, with the obligations and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

(c)          Purchaser will have been furnished a certificate (dated the Closing Date and in form and substance reasonably satisfactory to Purchaser) executed by a duly authorized officer of Seller certifying as to the fulfillment of the conditions set forth in this Section 8.1.

8.2           Sale Order.  The Bankruptcy Court will have entered the Sale Order.

8.3           Consents.  All consents and approvals that are set forth on Schedule 8.3 will have been obtained.

8.4           Financing.   Purchaser will have completed its efforts to raise the capital necessary to fund the cash portion of the Purchase Price and to provide an amount of working capital to the Purchaser that is adequate in the Purchaser's opinion to fund the Purchaser's operations after the Closing Date.  In no event will the amount raised by Purchaser be less than $5,000,000.

8.5           Approvals.  The Sale Order and any other authorizations, consents, filings and approvals necessary to permit Seller to perform the transactions contemplated hereby will have been duly obtained, made or given, will be in form and substance reasonably satisfactory to Purchaser, will not be subject to the satisfaction of any condition that has not been satisfied or waived and will be in full force and effect.

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8.6           Litigation.  There will not be pending (or, in the case of the exercise of police or regulatory powers, threatened) any suit, action or proceeding by any Governmental Entity (a) seeking to prohibit or impose any material limitations on Purchaser’s ownership or operation (or that of any of its Affiliates) of all or a material portion of the Acquired Assets, or to compel Purchaser or any of its Affiliates to dispose of or hold separate any portion of the Acquired Assets or the business or assets of Purchaser or any of its Affiliates as a result of Purchaser’s acquisition of the Acquired Assets, (b) seeking to restrain or prohibit the consummation of the Closing, or the performance of any of the other material transactions contemplated hereby, or seeking to obtain from Purchaser or any of its Affiliates any damages that are material, (c) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment or pay for or purchase a material portion of the Acquired Assets or otherwise to consummate the Closing, (d) seeking to impose material limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Acquired Assets, or (e) which otherwise is reasonably likely to have a Material Adverse Effect.

8.7           Key Employees.   Purchaser will have entered into employment arrangements satisfactory to the Purchaser with Philip M. Arlen, M.D., Albine Martin, PhD and Robert Washington, the terms of such employment arrangements to be provided by Purchaser to such individuals as soon as possible prior to Closing.

8.8           Seller’s Deliveries.  Seller will have executed and delivered to Purchaser the Seller’s Ancillary Documents and other documents referred to in Section 10.2 hereof.

8.9           Debt Liens.  Purchaser will have received evidence reasonably satisfactory to it that (a) the Debt Liens (related to Acquired Assets that will be transferred to Purchaser on the Closing Date) have been released by the holders thereof, (b) the holders of Debt Liens conditionally agree to release such Debt Liens on the Closing Date in accordance with the terms of the Sale Order and (c) the holders of Debt Liens acknowledge and agree that such holders’ Liens will not attach to any property relating to the Business first coming into Seller’s possession on or after the Closing Date.

8.10         Title to Acquired Assets.  Purchaser’s title in and to the Acquired Assets will be good, valid and marketable title and free of all Liens, Claims and Encumbrances, other than Permitted Encumbrances.

8.11         Cure Costs.  On the Closing Date, there will be no Cure Costs in order for Purchaser to purchase the Acquired Assets free and clear of all Liens.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement are, at the option of Seller, subject to the satisfaction of the following conditions precedent on or before the Closing Date.

9.1           Representations and Warranties; Covenants.

(a)          The representations and warranties of Purchaser contained herein will be true and correct in all material respects on and as of the Closing Date (except for representations and warranties made as of a specified date, which will be true and correct as of that date in all material respects) with the same force and effect as though made by Purchaser on and as of the Closing Date.

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(b)          Purchaser will have performed and complied, in all material respects, with the obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

(c)          Seller will have been furnished a certificate (dated the Closing Date and in form and substance reasonably satisfactory to Seller) executed by a duly authorized officer of Purchaser certifying as to the fulfillment of the conditions set forth in this Section 9.1.

9.2           Approvals.  All authorizations, consents, filings and approvals necessary to permit Purchaser to perform the transactions contemplated hereby will have been duly obtained, made or given, will be in form and substance reasonably satisfactory to Seller, will not be subject to the satisfaction of any condition that has not been satisfied or waived and will be in full force and effect.

9.3           Sale Order.  The Bankruptcy Court will have entered the Sale Order.

9.4           Payment.  Purchaser will have paid to Seller the cash portion of the Purchase Price in accordance with Article III hereof, subject to the adjustments provided for herein and have issued the Shares and Rights in accordance with Article III hereof.

9.5           Assumption and Assignment.  The Sale Order will approve and authorize the assumption and assignment of the Acquired Contracts to the Purchaser.

9.6           Litigation.  There will not be pending (or, in the case of the exercise of police or regulatory powers, threatened) any suit, action or proceeding by any Governmental Entity, seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other transactions contemplated hereby, and there will not be any other action taken by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of such consequences.

9.7           Purchaser’s Deliveries.  Purchaser will have executed and delivered to Seller the Purchaser’s Ancillary Documents and other documents referred to in Section 10.3 hereof.

ARTICLE X

CLOSING

10.1         Closing Date.  Provided that all conditions precedent to the parties’ obligations to consummate the Closing hereunder have been satisfied or waived, the Closing will take place at the offices of Burr & Forman LLP, or such other location as the parties agree, on the first Business day following the entry of the Sale Order (the “Closing Date”).

10.2         Deliveries by Seller.  At the Closing, Seller will deliver the following to Purchaser:

(a)          Possession of the Acquired Assets, including, but not limited to, (i) the original copies of all written Acquired Contracts, (ii) the Inventory; (iii) the Equipment, (iv) the Files and Records and (v) all documents evidencing the Company Owned Intellectual Property and Company Used Intellectual Property, including any registration statements or filings;

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(b)          a Bill of Sale (in a form mutually and reasonably acceptable to the parties hereto) with regard to the Acquired Assets (including, but not limited to, the Inventory, Equipment, Files and Records and Permits), duly executed by Seller (the “Bill of Sale”);

(c)          an Assignment and Assumption of the Acquired Contracts on the terms set forth in the Sale Order (in a form mutually and reasonably acceptable to the parties hereto), duly executed by Seller (the “Assignment and Assumption”);

(d)          a certificate executed on behalf of Seller by Seller’s Secretary or Assistant Secretary certifying as to the incumbency, and authenticating the signatures of, officers executing this Agreement and certificates delivered hereunder on behalf of Seller, and certifying as to the adoption and continuing effect of appropriate resolutions authorizing Seller’s execution, delivery and performance of this Agreement;

(e)          a certificate of non-foreign status from Seller, dated as of the Closing Date and in the form and manner which complies with requirements of Section 1445 of the Code and the Treasury Regulations promulgated thereunder;

(f)          each of the Material Consents, in a form which is valid and binding upon the Third Party giving such consent;

(g)          a Closing Statement, duly executed by Seller; and

(h)          such other documents and instruments reasonably requested by Purchaser in order to effectuate the transactions contemplated hereby, including without limitation, instruments of assignment, transfer and conveyance in order to vest in Purchaser good and marketable title to all of the Company Owned Intellectual Property to be assigned, transferred and delivered to Purchaser.

10.3         Deliveries by Purchaser.  At the Closing, Purchaser will deliver the following to Seller:

(a)          the cash portion of the Purchase Price, as adjusted pursuant to and in accordance with Section 3.1;

(b)          the certificate(s) evidencing the Shares in accordance with Section 3.1;

(c)          the rights agreement, or other equivalent agreement or instrument, evidencing the Rights in accordance with Section 3.1;

(d)          the Assignment and Assumption, duly executed by Purchaser;

(e)          a certificate executed on behalf of Purchaser by Purchaser’s Secretary or Assistant Secretary certifying as to the incumbency, and authenticating the signatures of, officers executing this Agreement and certificates delivered hereunder on behalf of Purchaser, and certifying as to the adoption and continuing effect of appropriate resolutions authorizing Purchaser’s execution, delivery and performance of this Agreement; and

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(f)          a Closing Statement, duly executed by Purchaser.

ARTICLE XI

TERMINATION; TERMINATION PAYMENT

11.1         Termination.  This Agreement may be terminated prior to the Closing as follows:

(a)          by mutual written agreement of Purchaser and Seller;

(b)          by either Purchaser or Seller if there is in effect a Final Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(c)          by either Purchaser or Seller, if a Sale Order has not been entered by September 21, 2012;

(d)          by Purchaser, if: (x) Seller’s Chapter 11 Case is converted to a case under chapter 7 or (y) there is appointed in Seller’s Chapter 11 Case a trustee or examiner with enlarged powers under Section 1106(b) of the Bankruptcy Code;

(e)          by either Purchaser or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there will have been a material breach of this Agreement on the part of the other party, which material breach is not cured within 10 days following written notice to the party committing such material breach or which material breach, by its nature, cannot be cured prior to the Closing (as clarification, Seller’s failure to pay any Cure Costs does not constitute a breach of this Agreement);

(f)          by either Purchaser or Seller, if Seller selects and closes on an Alternative Transaction with respect to the Acquired Assets; or

(g)          by either Purchaser or Seller, if the Closing will not have been consummated on or prior to the Outside Closing Date (or by such later date as will be mutually agreed to by Purchaser and Seller in writing), provided that the terminating party is not then in material breach of its obligations hereunder.

11.2         Effect of Termination.  If this Agreement is terminated in accordance with Section 11.1 hereof, this Agreement will become null and void and of no further force and effect and the parties will be relieved of any further obligations hereunder, except (i) for this Article XI, (ii) for the provisions of Article XIII and Sections 14.1, 14.3, 14.7, 14.8, 14.9, 14.10, 14.11, 14.12, 14.13 and 14.14 hereof, and (iii) subject to Sections 11.3 and 11.4, that the termination of this Agreement for any cause will not relieve any party hereto from any Liability which at the time of termination had already accrued to any other party hereto or which thereafter may accrue in respect of any act or omission of such party prior to such termination.

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11.3         DIP Credit Agreement.  The aggregate outstanding amount under the DIP Credit Agreement, together with all interest accrued thereon, if any, will be repaid to Purchaser in accordance with Section 3.1(e) hereof, or upon the earlier of the following:  (a) in the event Purchaser is not the Successful Bidder, immediately upon the closing of an Alternative Transaction or other sale of the Acquired Assets, but no later than September 28, 2012; (b) in the event that Seller breaches this Agreement, immediately upon the termination of this Agreement by Purchaser in accordance with Section 11.1 hereof; or (c) in the event Purchaser has breached this Agreement, by December 31, 2012.

11.4         Termination Payment.  In the event the Seller consummates an Alternative Transaction, Seller will pay to Purchaser $500,000 (the “Breakup Fee”).

ARTICLE XII

ADDITIONAL COVENANTS

12.1         Employees.  As of the Closing Date, Seller will terminate the Employees.  The parties acknowledge that Purchaser will have no obligation, to offer employment to any Employees.

12.2         Intellectual Property.  As of the Closing Date with respect to the applicable Company Owned Intellectual Property, Seller will not use, register or authorize others to use or register Company Owned Intellectual Property or any other intellectual property substantially or confusingly similar thereto and will not challenge Purchaser’s right to use or register the Company Owned Intellectual Property.

12.3         Filing of Tax Returns.  In connection with the preparation and filing of Tax Returns as of and after the Closing Date, Purchaser and Seller will cooperate and exchange information as reasonably required to accomplish the matters contemplated by this Article XII.

12.4         Transaction Taxes.  Purchaser and Seller covenant and agree that they will use their best efforts to obtain an order from the Bankruptcy Court pursuant to Section 1146(c) of the Bankruptcy Code exempting, to the maximum extent possible, the transfer of the Acquired Assets from Seller to Purchaser, or from Seller to any Third Party Purchaser, from any and all Transaction Taxes as hereinafter defined.  To the extent the transactions contemplated by this Agreement are not exempt under Section 1146(c) of the Bankruptcy Code, Purchaser will bear and be responsible for paying any sales, use, stamp, transfer, documentary, registration, business and occupation and other similar taxes (including related penalties (civil or criminal), additions to tax and interest) imposed by any Governmental Entity with respect to the transfer of the operations of the Acquired Assets to Purchaser (“Transaction Taxes”), regardless of whether the Tax authority seeks to collect such taxes from Seller or Purchaser.

12.5         Tax Prorations for Periodic Taxes.  As to any Acquired Asset acquired by Purchaser, Purchaser will be liable only for the Purchaser’s Periodic Tax Amount (defined below) for all Tax periods including but not beginning or ending on the Closing Date applicable to such Acquired Asset (all such periods of time being hereinafter called “Proration Periods”).  The “Purchaser’s Periodic Tax Amount” means the real and personal property taxes, ad valorem taxes, and similar taxes for the Proration Period multiplied by a fraction, the numerator of which is the number of days remaining in the applicable Proration Period after the Closing Date, and the denominator of which is the total number of days covered by such Proration Period. Purchaser will have no liability for any Tax other than the Purchaser’s Periodic Tax Amount.  To the extent that Seller has paid any of Purchaser’s Periodic Tax Amount, Purchaser shall remit such amount to Seller at or promptly following Closing.

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12.6         Release.   Effective upon the Closing, Seller, on behalf of itself and its estate, hereby releases and discharges each of the Purchaser, its respective Affiliates and any of their respective directors or officers (the “Purchaser Released Parties”), from any and all Released Claims existing at the time of such release and discharge, provided, that Seller does not release Seller’s claims against Purchaser, if any, arising under or out of this Agreement or the Ancillary Documents.

12.7         Post Confirmation Payment.  If upon confirmation of the Seller's plan of liquidation in the Chapter 11 Case and the completion of all activities of the liquidating trust and termination of the liquidating trust, any portion of the cash component of the Purchase Price (including the Contingent Cash) has not been used by the Seller to fund its operations or to fund the bankruptcy process contemplated by this Agreement or by the Liquidating Trustee, Seller or the Liquidating Trustee, as applicable, will repay the remaining portion of such cash to Purchaser.

12.8         Payment of Cure Costs and Other Owed Amounts.  Notwithstanding any other provision of this Agreement to the contrary, in the event that there are either any Cure Costs or any other types of payments that are required to be made to any Third Parties by the Seller in connection with the Closing, the Purchaser shall have the option to either (i) fund such Cure Costs and payments or (ii) elect not close on the transaction contemplated by this Agreement.  In the event that the Purchaser elects to fund such Cure Costs and payments, the Purchaser shall be entitled to be repaid any such amounts out of the net proceeds resulting from the monetization of the Existing Claims after payment of the Liquidating Trustee’s fees and expenses and the professional fees and expenses of such litigation.

ARTICLE XIII

INDEMNIFICATION

13.1         Survival of Representations, Warranties, Covenants and Agreements.  Except as set forth below, each of the representations and warranties contained herein will terminate, without further action, on the Closing Date; provided, however, each of the representations and warranties in the following sections will survive the Closing Date for 18 months following the Closing Date: (a) Section 4.4(a) (Title to Assets; Liens – Acquired Assets), (b) Section 4.11 (Intellectual Property) and Section 5.7 (Capitalization).  The time through which the three (3) foregoing representations or warranties survive as provided above is referred to herein as the “Expiration Date”.  All covenants and agreements of the parties contained in this Agreement will survive in accordance with their terms.

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13.2         Indemnification

(a)          Following the Closing and subject to the other sections of this Article XIII, Seller will indemnify, defend and hold harmless Purchaser and its Affiliates and their respective directors, officers, employees, advisors, representatives and agents from and against all losses, liabilities, damages, costs and/or expenses (including reasonable out-of-pocket attorneys’ fees and expenses) actually incurred by Purchaser and its Affiliates and their respective directors, officers, employees, advisors, representatives and agents, including in connection with any actions, suits, demands, assessments, judgments and settlements, in any such case reduced by the amount of insurance proceeds recovered from any Person or entity with respect thereto (“Indemnifiable Losses”) relating to, resulting from or arising out of:

(i)          any inaccuracy in any of the representations and warranties made by Seller in Section 4.4(a) or Section 4.11 of this Agreement that results in a Material Adverse Effect;

(ii)         a breach by Seller of any covenant or agreement of Seller contained in this Agreement or any of Seller’s Ancillary Documents that results in a Material Adverse Effect; and

(iii)        any of the Excluded Liabilities.

(b)          Following the Closing and subject to the other sections of this Article XIII, Purchaser will indemnify, defend and hold harmless Seller and its Affiliates and their respective directors, officers, employees, advisors, representatives and agents from and against all Indemnifiable Losses relating to, resulting from or arising out of:

(i)          any material inaccuracy in any of the representations or warranties made by Purchaser in Section 5.7 of this Agreement;

(ii)         a breach by Purchaser of any covenant or agreement of such entity contained in this Agreement or any Purchaser’s Ancillary Document that (a) materially and adversely affects the Purchaser’s ability to consummate the transactions contemplated under this Agreement in accordance with the terms and conditions in this Agreement, or (b) results in Purchaser remitting less than all of the consideration owed to Seller under Section 3.1 of this Agreement; and

(iii)        any of the Assumed Liabilities.

(c)          Purchaser and Seller will treat payments made under this Section 13.2 as purchase price adjustments, and Purchaser and Seller will file all Tax Returns consistent with such treatment.

13.3         Limitations on Liability

(a)          Notwithstanding any other provision of this Agreement or of any applicable Law, no Person entitled to indemnity hereunder (each, an “Indemnitee”) will be entitled to make a claim against a party required to provide indemnification under this Agreement (an “Indemnifying Party”) for Indemnifiable Losses arising out of or relating to any inaccuracy of representations or warranties under Sections 13.2(a)(i) or 13.2(b)(i) until the aggregate amount of Indemnifiable Losses exceeds an amount equal to $50,000 (the “Indemnification Threshold”).  The Indemnification Threshold shall not apply to Purchaser’s obligation to remit the full amount of the consideration owed to Seller pursuant to Section 3.1 of this Agreement.  In the event and to the extent the aggregate amount of Indemnifiable Losses against an Indemnifying Party exceeds the Indemnification Threshold, such party will be responsible for all Indemnifiable Losses from the first dollar of such Losses, but subject to the Indemnification Cap.

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(b)          The obligation of Seller to indemnify under Section 13.2(a)(i) and the obligation of Purchaser to indemnify under Section 13.2(b)(i) will expire, with respect to any representation or warranty of the respective party, on the date on which the survival of such representation or warranty will expire in accordance with Section 13.1; provided that such representation or warranty will survive the time it would otherwise terminate with respect to a specific claim if notice of the inaccuracy or breach thereof giving rise to the right of indemnification will have been given to the Indemnifying Party prior to the time such representation or warranty would otherwise terminate.

(c)          No Indemnifying Party will be liable to or obligated to indemnify any Indemnitee hereunder for any consequential, punitive or exemplary damages; provided, however, to the extent that an Indemnitee is seeking indemnification hereunder for any Third Party Claim, the Indemnifying Party will only be liable for consequential, punitive or exemplary damages to the extent that the Third Party asserting such Third Party Claim seeks and recovers consequential, punitive or exemplary damages from the Indemnitee.

(d)          The parties will cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

(e)          Notwithstanding anything to the contrary in this Agreement, Seller’s obligation to provide indemnification to any Indemnitee pursuant to this Article XIII shall be payable only from the net proceeds received by the Company from the Existing Claims and Seller shall not be obligated to fund an indemnification claim from any other source, including from the Shares and/or the Rights.

13.4         Defense of Claims

(a)          If any Indemnitee receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person or Governmental Entity that is not a party to this Agreement (a “Third Party Claim”) against such Indemnitee, with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 calendar days after receipt of notice of such Third Party Claim; provided, however, that the failure of the Indemnitee to notify the Indemnifying Party will only relieve the Indemnifying Party from its obligation to indemnify the Indemnitee pursuant to this Article XIII to the extent that the Indemnifying Party is materially prejudiced by such failure (whether as a result of the forfeiture of substantive rights or defenses or otherwise).  Upon receipt of notification of a Third Party Claim, the Indemnifying Party will be entitled, upon written notice to the Indemnitee, to assume the investigation and defense thereof if such Indemnifying Party delivers a written agreement in form and substance satisfactory to the Indemnitee agreeing to indemnify the Indemnifying Party with respect to such Third Party Claim; provided that notwithstanding anything herein to the contrary, the Indemnifying Party will have no right to assume or continue the defense of any Third Party Claim (and the Indemnitee will have the exclusive right to defend it) if: (i) the Indemnitee reasonably determines that the Indemnifying Party does not have sufficient financial resources to defend or discharge such Third Party Claim; (ii) if a conflict of interest is presented for the Indemnifying Party from defense of the Third Party Claim; or (iii) the Indemnifying Party is not vigorously defending such Third Party Claim, as reasonably determined by the Indemnitee.  Whether or not the Indemnifying Party elects to assume the investigation and defense of any Third Party Claim, the Indemnitee will have the right to employ one separate counsel (plus one separate local counsel) and to participate in the investigation and defense thereof; provided, however, that the Indemnitee will pay the reasonable fees and disbursements of such separate counsel.  Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee unless such settlement includes as an unconditional term thereof the release of the Indemnitee from all liability in respect of such Third Party Claim.

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(b)          Any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof and the Indemnifying Party will have a period of 30 calendar days within which to respond in writing to such claim.

(c)          If, after the making of any Indemnification Payment, the amount of the Indemnifiable Loss to which such payment relates is reduced by recovery, settlement or otherwise under any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction (less any costs, expenses, premiums or Taxes incurred in connection therewith) will promptly be repaid by the Indemnitee to the Indemnifying Party.  Upon making any Indemnification Payment, the Indemnifying Party will, to the extent of such Indemnification Payment, be subrogated to all rights of the Indemnitee against any third party that is not an Affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnification Payment relates; provided that: (i) the Indemnifying Party will then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss, and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, all claims of the Indemnifying Party against any such third party on account of said Indemnification Payment will be subrogated and subordinated in right of payment to the Indemnitee’s rights against such third party.  Without limiting the generality or effect of any other provision of this Article XIII each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

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13.5         Indemnification Procedures

(a)          An Indemnitee will only be permitted to assert indemnification claims under this Agreement or any Ancillary Agreement by written notice (the “Claim Notice”) to Indemnifying Party specifying (i) the matters set forth in Section 13.2(a) or Section 13.2(b), as the case may be, pursuant to which an Indemnitee is asserting its indemnification or set-off rights; (ii) a general description of the underlying facts relating thereto, and (iii) a reasonable estimate of the amount of the Indemnifiable Losses (if such Indemnifiable Losses can be reasonably estimated).

(b)          Indemnitee will make available to Indemnifying Party, with the cost and expense thereof to Indemnifying Party, the books and records of Indemnitee and personnel of Indemnitee which Indemnifying Party and its representatives reasonably require and take such other action reasonably necessary in order to allow Indemnifying Party to review and confirm the accuracy of the Claim Notice.  Such notice, including Indemnitee’s determination of Indemnifiable Losses will be conclusive and binding upon the parties unless Indemnifying Party will deliver a written notice (the “Claim Dispute Notice”) of a dispute to Indemnitee within 30 days following receipt by Indemnifying Party of a Claim Notice.  Indemnitee and Indemnifying Party will, within 30 days following receipt by Indemnitee of such Claim Dispute Notice, attempt to resolve any such dispute, including Indemnitee’s determination of the amount of the Indemnifiable Losses.  In the event the parties are unable to resolve any such dispute within such 30-day period, the validity of the claim and the amount of Indemnifiable Losses will be determined in accordance with Section 14.7.

ARTICLE XIV

MISCELLANEOUS

14.1         Fees and Expenses.  Except as otherwise expressly provided for elsewhere in this Agreement, the Ancillary Documents, the Bridge Loan Agreement and/or the DIP Credit Agreement, each party hereto will bear its own costs and expenses, with respect to this Agreement and the transactions contemplated hereby.  Without limiting the generality of the foregoing, each of the parties will bear its own attorneys’ fees.

14.2         Amendment.  This Agreement may not be amended, modified or supplemented in any respect except by a written instrument signed by all of the parties to this Agreement, expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

14.3         Notices.  Any notice, request, instruction or other document to be given hereunder by a party hereto will be in writing and will be deemed to have been given, (a) when received if given in person, (b) on the date of receipt if sent by telex, telecopy or other wire transmission (with answer back confirmation of such transmission), (c) upon delivery, if delivered by a nationally known commercial courier service providing next day delivery service (such as Federal Express), or (d) upon delivery, or refusal of delivery, if deposited in the U.S. mail, certified or registered mail, return receipt requested, postage prepaid:

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If to Seller, addressed as follows:

Neogenix Oncology, Inc.

15010 Broschart Road, Suite 270

Rockville, Maryland 20850

Attention:  Dr. Philip Arlen, CEO

Facsimile:  (301) 294-6568

E-mail:      parlen@neogenix.com

with copies (which will not constitute notice) to:

Greenberg Traurig, LLP

1750 Tysons Boulevard, Suite 1200

McLean, Virginia 22102

Attention:  Scott Meza

Facsimile:  (703) 714-8392

E-mail:  mezas@gtlaw.com

and

Attention:  Lawrence E. Rifken

Facsimile:  (703) 714-8313

E-mail:  rifkenl@gtlaw.com

If to Purchaser, addressed as follows:

Precision Biologics, Inc.

5910 North Central Expressway, Suite 1375

Dallas, Texas 75206

Attention:  Stanley B. Archibald, Jr., President

Facsimile:

E-mail:

with copies (which will not constitute notice) to:

Burr & Forman LLP

420 20th Street North, Suite 3400

Birmingham, AL 35203

Attention:  Gene T. Price

Facsimile:  (205) 244-5698

E-mail:  gprice@burr.com

and

Attention:  Derek Meek

Facsimile:  (205) 244-5679

E-mail:  dmeek@burr.com

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or to such other individual or address as a party hereto may designate for itself in writing by notice given as herein provided.

14.4         Waivers.  The failure of a party hereto at any time or times to require performance of any provision hereof will in no manner affect its right at a later time to enforce the same.  No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement will be effective unless in writing, and no waiver in any one or more instances will be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

14.5         Counterparts and Execution.  This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.  Any counterpart may be executed by facsimile signature and such facsimile signature will be deemed an original.

14.6         Headings.  The headings preceding the text of the Articles, Sections, paragraphs and other headings of this Agreement and the Schedules hereto are for convenience of reference only and will not be deemed part of or in any way affect the meaning or interpretation of this Agreement.

14.7         APPLICABLE LAW AND JURISDICTION.  THIS AGREEMENT (AND ALL DOCUMENTS, INSTRUMENTS, AND AGREEMENTS EXECUTED AND DELIVERED PURSUANT TO THE TERMS AND PROVISIONS HEREOF (COLLECTIVELY, THE “ANCILLARY DOCUMENTS”)) WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE BANKRUPTCY CODE AND TO THE EXTENT NOT INCONSISTENT WITH THE BANKRUPTCY CODE, THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH JURISDICTION.  PURCHASER AND SELLER FURTHER AGREE THAT THE BANKRUPTCY COURT WILL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO (A) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT; AND/OR (B) THE ACQUIRED ASSETS AND/OR ASSUMED LIABILITIES, AND PURCHASER EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION.   SUBJECT TO SECTION 13.3(c), THE PARTIES AGREE THAT NO COURT WILL HAVE THE POWER TO AWARD CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES (INCLUDING LOST PROFITS) UNLESS THE APPLICABLE COURT DETERMINES THAT THIS LIMITATION, UNDER THE CIRCUMSTANCES, VIOLATES PUBLIC POLICY.

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14.8         Binding Nature; Assignment.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto without prior written consent of the other parties (which will not be unreasonably withheld or delayed) except as otherwise provided in this Agreement.  In order to effect the provisions of the preceding sentence, Seller will, if requested by Purchaser, execute one or more necessary documents or amendments to this Agreement making Third Party Purchasers parties hereto.  Nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

14.9         No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement will be deemed to confer upon Third Parties any Claims.

14.10         Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction will be applied against any party.  Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

14.11         Public Announcements.  Except as required by Law or in connection with the Chapter 11 Case, neither Seller nor Purchaser will issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto relating to the contents and manner of presentation and publication thereof, which approval will not be unreasonably withheld or delayed.  Prior to making any public disclosure required by applicable law, the disclosing parties will give the other party a copy of the proposed disclosure and reasonable opportunity to comment on the same.

14.12         Entire Understanding.  This Agreement, the annexes, the Schedules hereto and the Sale Order set forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby, and this Agreement, the annexes and the Schedules hereto, hereto supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and are not intended to confer upon any other Person other than the parties hereto any rights, remedies, claims or courses of action hereunder.  There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Agreement, the Schedules hereto and the Ancillary Documents.

14.13         Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

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14.14         Access to Records after Closing.  Subject to the provisions of Section 7.4 above, following the Closing, Purchaser and Seller will permit their respective representatives and insurers to have access, at reasonable times and in a manner so as not to unreasonably interfere with their normal business operations, to the books and records acquired pursuant to this Agreement so as to enable Purchaser and Seller to prepare Tax, financial or court filings or reports, to respond to court orders, subpoenas or inquiries, investigations, audits or other proceedings of Governmental Authorities, and to prosecute and defend legal actions or for other like purposes.  If either party desires to dispose of any such records, such party will, prior to such disposition, provide the other party with a reasonable opportunity to remove such of the records to be disposed of at the removing party’s expense.

14.15         Casualty.  If, between the date of this Agreement and the Closing, any of the Acquired Assets will be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty or any other cause (“Casualty”), then Purchaser will have the option to: (a) acquire such Acquired Assets on an “as is” basis and, notwithstanding anything in Section 2.2(d) herein to the contrary, take an assignment from Seller of all insurance proceeds payable to Seller in respect of the Casualty, or (b) in the event that the Casualty would have a Material Adverse Effect, terminate this Agreement and the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered on the date first above written.

PURCHASER:

PRECISION BIOLOGICS, INC.

By:	/s/ Stanley B. Archibald, Jr.
Name:	Stanley B. Archibald, Jr.
Title:	President and Chairman

SELLER:

NEOGENIX ONCOLOGY, INC.

By:	/s/ Philip M. Arlen
Name:	Philip M. Arlen
Title:	President and Chief Executive Officer

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EXECUTION COPY

LIST OF SCHEDULES

1.1	Permitted Encumbrances
2.2(h)	Specifically Excluded Assets
4.3	Material Consents
4.4(b)(i)	Leased Real Property
4.4(b)(ii)	Lease Issues
4.4(b)(iii)	Cure Costs
4.5	Claims, Litigation, Disputes
4.6(a)	Acquired Contracts
4.7(a)	Compliance with Laws
4.7(b)	Required Permits
4.9(a)	Seller’s Benefit Plans
4.9(b)	Employees
4.11(a)	Intellectual Property
4.13	Debt Liens
4.15	Insurance Coverages
4.16	Capitalization
5.3	No Breach or Conflict
6.2(j)	Renewal Option Deadlines
8.3	Required Consents

EXHIBITS

Exhibit A	Stockholders’ Agreement

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EXHIBIT A

Precision Biologics, Inc. Stockholders’ Agreement

THIS STOCKHOLDERS' AGREEMENT (this "Agreement") is made and entered into on this ____ day of _________, 2012 by and among PRECISION BIOLOGICS, INC., a Delaware corporation (the "Company") and STANLEY B. ARCHIBALD, JR., an individual ("Archibald").

Archibald currently owns all of the issued and outstanding shares of Company's common stock ("Common Stock").  All present and future owners of the Stock (defined below) are hereinafter collectively referred to as the "Stockholders" and individually referred to as a "Stockholder".  The Company and the Stockholders desire to preserve unto themselves control of the management of the Company and to prevent persons unfamiliar with the business and affairs of the Company from obtaining control to the possible detriment of the Company. Further, the parties desire to provide for the orderly continuation of the affairs of the Company upon the occurrence of certain events specified herein.  The directors of the Company have determined that it is in the best interest of the Company to enter into this Agreement with the Stockholders for the reasons stated above.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.          All Shares Subject to this Agreement.  All of the shares of capital stock of Company which, for the purposes of this Agreement, include the Common Stock, options, warrants and other rights to acquire capital stock of the Company (the "Stock") at any time held or owned by a Stockholder or by his, her or its legal representative shall be subject to this Agreement and to all of the obligations and restrictions contained in this Agreement.

2.          Restrictions on Transfer of Stock.  Except as otherwise provided in this Agreement, and strictly in accordance with the restrictions specified below, neither the Stockholders nor their respective heirs, executors, administrators, successors or assigns, shall assign, transfer, sell, pledge, exchange, give, devise, bequeath, hypothecate or in any way encumber or dispose (a "Transfer") of any of the Stock now or hereafter owned by any of them, or any rights or interests therein, including, but not limited to any voting rights, to any person, firm, corporation, or other entity whatsoever, except as provided in this Agreement.  Notwithstanding the previous sentence, each Stockholder shall have the right to Transfer, without restriction, any of the Stock owned by such Stockholder (1) to any affiliates of the Stockholder, (2) to trusts for family members of the Stockholder, (3) to any other Stockholder, or (4) with the prior written consent of the Company's Board of Directors.

Any Transfer or attempted Transfer of Stock, whether by a voluntary Transfer or by an involuntary Transfer, which is not in strict accordance with the terms of this Agreement shall be null and void, shall not be reflected on the Company's books, and may be enjoined by a court.  Any Stockholder breaching the restrictions on Transfers contained in this Agreement shall indemnify the Company and the nonbreaching Stockholders for any and all claims, losses, damages, expenses, costs, demands, suits, actions or other liabilities (including without limitation, actual attorney's fees reasonably incurred, court costs and any federal and state tax liabilities, if any) caused by, resulting from, or arising out of or in any way connected with the breach of such restrictions on Transfer.

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3.          Right of First Refusal.

3.1           Except for Transfers pursuant to clauses (1), (2), (3), or (4) of Section 2 above, all Transfers of Stock (whether in violation of Section 2, or otherwise) will be subject to the right of first refusal set forth in this Section 3.  In the event that a Stockholder or a group of Stockholders (in either case, the "Selling Stockholders") should desire to Transfer any or all of their Stock to another person, firm, corporation or other entity which is not a Stockholder or an affiliate of a Stockholder (a "Third Party Purchaser") in a single transaction or a series of related transactions, the Selling Shareholders shall first give written notice ("Notice") to the Company, stating: (i) the number of shares of Stock proposed to be Transferred, (ii) the name, principal address, and profession of the proposed Third Party Purchaser; (iii) the terms and conditions of the proposed Transfer of the Stock, including, without limitation, the type and value (in US dollars) of the consideration offered for each of the shares of Stock proposed to be Transferred and the terms of payment of such consideration; and (iv) the closing date of the Transfer, which date shall not be fewer than sixty (60) nor more than ninety (90) days after the date that the Notice was delivered to the Company and the Remaining Stockholders.

3.2           The Company shall have the option to purchase such Stock by giving written notice to the Selling Stockholders of its intent to exercise such option within twenty (20) days after the date that the Notice was delivered to the Company and the Remaining Stockholders.

3.3           The price of Stock purchased under this Section 3 shall equal the purchase price offered by the Third Party Purchaser described in the Notice required by Section 3.1 above.  In the event a Stockholder Transfers his, her or its Stock under this Section 3, the purchase price shall be paid by the Company at the time and on the terms set forth in the Notice.  The purchase shall take place at such time and place as determined by the purchaser(s) in his, her or its sole discretion, as long the Transfer is completed within ninety (90) days of the date that the Notice was delivered to the Company and the Remaining Stockholders.

3.4           Upon the exercise of the option as provided in Section 3.2 of this Agreement, the Selling Stockholders shall be obligated to sell all of the offered Stock at the price provided in Section 3.3 and upon the terms and conditions provided by this Agreement.

3.5           If the option to purchase all of the Selling Stockholders' Stock is not exercised by the Company, the Stock described in the Notice delivered under Section 3.1 must be Transferred to the Third Party Purchaser named in the Notice on the terms and conditions identical to those described therein.  If the Selling Stockholders do not sell the Stock described in the Notice to the Third Party Purchaser named therein within ninety (90) days after the date of the delivery of the Notice under Section 3.1, any future sale shall again be subject to the option described in this Section 3.

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4.          Drag-Along Rights.

4.1           In the event of a Change of Control (as defined below) of the Company that is approved by the holders of a majority of the Company's then issued and outstanding shares of voting stock in the Company, each Stockholder shall consent to and raise no objections against such Change of Control and shall take all reasonably necessary actions in his, her or its capacity as a Stockholder, director, member of any committee or officer of the Company in connection with the consummation of such Change of Control.

4.2           Each Stockholder shall agree to sell all of his, her or its Stock and rights to acquire Shares on the terms and conditions set forth in the agreement controlling such Change of Control.  The obligations of the Stockholders under this Section 4.2 are subject to the condition that, upon the consummation of such Change of Control, all of the Stockholders will receive the same form and amount of consideration per share of Stock (taking into account contingent payments, escrows, indemnification obligations and other adjustments to price).

4.3           Each Stockholder shall be obligated to pay his, her or its pro rata share of expenses incurred by the sellers in connection with such Change of Control.  No Stockholder will be obligated to pay more than its pro rata share of the expenses incurred by the sellers in connection with such Change of Control; provided that costs incurred by or on behalf of a Stockholder for his, her or its own benefit will not be considered costs of the transaction under this Section 4.3.

4.4           "Change of Control" means a Transfer of more than fifty percent (50%) of the Company's issued and outstanding Common Stock by Selling Stockholders to another person, firm, corporation or other entity which is not a Stockholder or an affiliate of a Stockholder in a single transaction or a series of related transactions.

5.          Payment of the Purchase Price; Closing Terms.  At the time of a purchase of Stock by the Company or Stockholders in accordance with the provisions of this Agreement, the selling Stockholder shall deliver to the purchaser(s) appropriate warranties and representations to the effect that the purchaser of the Stock shall take such Stock free and clear of any and all liens and encumbrances and that the selling Stockholder has full and complete title to the Stock subject only to this Agreement.

6.          Procedure for Transfer of Stock.  Prior to any Transfer of any Stock by any selling Stockholder, the selling Stockholder shall deliver to the Company (i) a copy of the stock certificates representing the Stock to be transferred, properly endorsed for transfer to the proposed transferee, (ii) a statement executed by the transferee that the transferee will hold the Stock in its own name and for its own account; (iii) a copy of the Agreement To Be Bound By Stockholders' Agreement attached hereto as Exhibit A (the "Acceptance Agreement") executed by the proposed transferee, and (iv) if so required by the Company, a legal opinion satisfactory to the Company that such Transfer is in compliance with federal and state securities laws.  No Transfer of Stock shall be made, and title to all Stock shall remain in the name of the selling Stockholder, unless and until the requirements of this Section 6 have been complied with in full by the selling Stockholder.  In the case of a Transfer by operation of law, the transferee will have no rights as a stockholder until the requirements of this Section 6 have been complied with.

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7.          Certificates.  In order to more fully effectuate the restrictions imposed by this Agreement, each certificate now outstanding or hereafter issued with respect to the Stock shall have imprinted on it the following legend:

The shares represented by this certificate are subject to certain restrictions and limitations, including restrictions on transfer, set forth in the Stockholders' Agreement of Precision Biologics, Inc. dated _____ __, 2012, a copy of which is on file in Precision Biologics, Inc.'s principal office.  Any transfer in violation of such Agreement is null and void.

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws.  Accordingly, the shares represented by this certificate may not be offered, sold, transferred, pledged or hypothecated to any person in the absence of such registration or a written opinion of legal counsel satisfactory to Precision Biologics, Inc. that such registration is not required in connection with such transfer.

8.          Review and Understanding of Agreement.  The Stockholders recognize and acknowledge that this Agreement contains provisions affecting important legal rights and obligations of both the Stockholders and the Company.  Each Stockholder represents and warrants to each other and to the Company that either independently and/or with legal or other counsel or advisor(s) of his, her or its own choosing, he, she or it has thoroughly reviewed the provisions of this Agreement and understands their meaning and effect. The Stockholders each acknowledge that (i) the Stockholders have been advised that a conflict of interest may exist between their interests and those of the Company and the other Stockholders, and (ii) the Stockholders have had the opportunity to seek the advice of independent counsel.

9.          Termination.  This Agreement, and all restrictions on the Transfer of Stock created hereby, shall terminate upon the occurrence of the first of the following events: (i) the bankruptcy, receivership, or dissolution of the Company; (ii) a single Stockholder becoming the owner of all the shares of Stock which are then subject to this Agreement; (iii) a registration statement filed with the Securities Exchange Commission under the Securities Act of 1933, as amended, effecting an initial public offering of the Company's Stock becomes effective, or (iv) the execution of a written instrument by the Company and by fifty percent (50%) of the Stockholders who then own the Stock subject to this Agreement which terminates the same.

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10.         Notice Provisions.  Any notices, demands, and requests required or permitted hereunder shall be in writing and shall be deemed duly given (i) if personally delivered, or (ii) if sent by Federal Express or similar overnight delivery service (charges prepaid), or (iii) if deposited in the United States mail, with postage prepaid, properly marked for certified mail with request for return receipt; and such notices shall be deemed received (a) when personally delivered, or (b) one day after being sent by Federal Express or similar overnight delivery service (charges prepaid); or (c) three days after being deposited in the postal service of the United States (with postage prepaid) and properly marked for certified mail with request for return receipt.  Notices to the Stockholders shall be addressed as indicated next to their signatures to this Agreement (or as indicated in his, her or its respective Acceptance Agreement) and notices to the Company shall be addressed to Precision Biologics, Inc., 5910 N. Central Expressway, Suite 1300, Dallas, Texas 75206, Attn: President, or at such other addresses as shall be designated by notice to the parties hereto; with a copy to: Burr & Forman LLP, Attention: Gene T. Price, Esq., 420 North 20th Street, Suite 3400, Birmingham, Alabama 35203.

11.         Amendment.  Except as otherwise expressly provided herein, this Agreement may be amended at any time by the written consent of (i) the Company and (ii) Stockholders holding at least fifty percent (50%) of the Company's issued and outstanding Common Stock.  Any amendment effected in accordance with this Section 11 shall be binding upon Company and Stockholders and each of their transferees.  Upon the effectuation of each such amendment or waiver, the Company shall promptly give written notice thereof to the holders of the Stock who have not previously consented thereto in writing.

12.         Delaware Law.  The validity, interpretation and legal effect of this Agreement shall be governed by the laws of the State of Delaware without giving effect to that state's choice of law rules.

13.         Binding on Successors.  This Agreement shall bind and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and permitted assigns, including any transferees permitted under this Agreement.

14.         Counterparts and Signature by Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The facsimile signature of any party to this Agreement (including an Acceptance Agreement) for purposes of execution or otherwise, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.  At the request of any party, any facsimile or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document.  No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement (including an Acceptance Agreement) or any notice required thereof.

15.         Entire Agreement.  This instrument shall constitute the entire understanding between the parties, superseding any and all previous understandings, oral or written, pertaining to the subject matter contained herein.

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16.         Severability.  Any invalidity, illegality or limitation of the enforceability with respect to any party hereto of any one or more of the provisions of this Agreement, or any part thereof, whether arising by reason of the law of any such person's domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to the remaining parties to this Agreement.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

17.         Employment Relationship Not Addressed By This Agreement.  This Agreement is not an employment contract.  Upon the termination of the employment of any Stockholder (if a Stockholder is an employee of the Company), nothing in this Agreement shall be construed as addressing the employer-employee relationship between that Stockholder and the Company, compensation payable with respect thereto, the term thereof, or the grounds upon which the same may be terminated.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

COMPANY:

PRECISION BIOLOGICS, INC.
a Delaware corporation

By:
Stanley B. Archibald, Jr., its President

STOCKHOLDERS:

Stanley B. Archibald, Jr.'s Address
5910 N. Central Expressway
Stanley B. Archibald, Jr.	Suite 1300
Dallas, Texas 75206

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EXHIBIT A

AGREEMENT TO BE BOUND

BY STOCKHOLDERS' AGREEMENT

THIS AGREEMENT TO BE BOUND BY STOCKHOLDERS' AGREEMENT (the "Agreement") is made and entered into effective as of the ____ day of ________, 20___, by the undersigned stockholder or potential stockholder of the Company (the "Stockholder"), as follows:

WHEREAS, all of the shares of the Company's capital stock are subject to the terms and provisions of that certain Stockholders' Agreement by and between the Company and its stockholders dated _______ _, 2012, as may be further amended from time to time (the "Stockholders' Agreement," a copy of which is attached hereto as Exhibit A);

WHEREAS, the Stockholder wishes to become the owner of the Company's Stock (as defined in the Stockholders' Agreement); and

WHEREAS, in accordance with the terms and provisions of the Stockholders' Agreement, the Stockholder now desires to evidence his, her or its consent to be bound by the terms and provisions of the Stockholders' Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and undertakings of the parties herein set forth, it is agreed as follows:

1.          The Stockholder agrees to be, and hereby is, bound by the terms and provisions of the Stockholders' Agreement, as the same may be amended from time to time, in the same manner and to the same extent as if he, she or it had been an original party to the Stockholders' Agreement.

2.          The Stock owned and held by the Stockholder which was acquired as of this date, as well as all shares which Stockholder may hereafter acquire in the Company, shall be subject to the terms, conditions and restrictions set forth in the Stockholders' Agreement, and shall bear the restrictive legend set forth in the Stockholders' Agreement.

3.          This Agreement shall be binding upon the Stockholder, the Stockholder's heirs, legal representatives, successors, assigns and legatees.

4.          This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware.

5.          All parties to this Agreement and the Stockholders' Agreement have participated fully in the negotiation and drafting of this Agreement.  This Agreement has been prepared by all such parties equally, and is to be interpreted according to its terms.  No inference shall be drawn that the Agreement was prepared by or is the product of any particular party or parties.

[signatures on following page]

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IN WITNESS WHEREOF, the undersigned Stockholder has executed or caused this Agreement to be executed as of the day and year first written above.

STOCKHOLDER:	WITNESS:

Printed Name:	Printed Name:

Title (if applicable):

Address:

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Exhibit A

to Agreement to be Bound by Stockholders' Agreement

Stockholders' Agreement

[attach]

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